Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253099

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated July 29, 2021)

BM TECHNOLOGIES, INC.

Up to 10,259,320 Shares Common Stock

6,945,778 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated July 29, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253099). This prospectus supplement no. 2 is being filed to update and supplement the information in the Prospectus with the information contained in (i) our Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed with the Securities and Exchange Commission (“SEC”) on November 15, 2021 (the “Quarterly Report”) and (ii) our Current Report on Form 8-K filed with the SEC on November 15, 2021 (the “Current Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

The Prospectus relates to the resale of up to 10,259,320 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 6,945,778 shares of common stock, consisting of:

●	up to 1,927,059 shares of common stock issued in a private placement pursuant to subscription agreements entered into on August 5, 2020 (the “PIPE Shares”);

●	up to 1,188,210 shares of common stock issued in a private placement to MFA Investor Holdings LLC (the “Sponsor”) (and subsequently distributed to the members of the Sponsor), 178,495 of which were subsequently transferred to certain recipients of PIPE Shares;

●	up to 6,945,778 warrants to purchase shares of common stock issued in a private placement to MFA Investor Holdings LLC (the “Sponsor”) (and subsequently distributed to the members of the Sponsor) and Chardan Capital Markets, LLC (the “Placement Warrants”), 1,311,501 of which were subsequently transferred to certain recipients of PIPE Shares;

●	up to 149,573 shares of common stock issued to Chardan Capital Markets, LLC in connection with the Business Combination (as defined in the Prospectus);

●	up to 48,700 shares of common stock issued to Northland Securities, Inc. in connection with the Business Combination (as defined in the Prospectus);

●	up to 6,945,778 shares of common stock issuable upon exercise of the Placement Warrants.

In addition, this prospectus relates to the offer and sale of up to 17,250,000 shares of common stock that are issuable by us upon the exercise of outstanding warrants that were previously registered (the “Public Warrants”)

We will not receive any proceeds from the sale of our common stock or the sale of the Placement Warrants by selling stockholders, but we are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ securities and to indemnify certain selling stockholders against certain liabilities.

The selling securityholders may offer and sell our common stock and Private Warrants to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell these securities from time to time, together or separately. If the securityholders use underwriters, dealers or agents to sell such securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock and warrants are listed on the NYSE American under the symbols “BMTX” and “BMTX-WT,” respectively. On November 17, 2021, the last reported sales price of our common stock was $12.91 per share and the last reported sales price of our warrants was $3.55 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2021
OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from to
Commission file number 001-38633
BM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-3410369
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

201 King of Prussia Road, Suite 350
Wayne, Pennsylvania	19087
(Address of Principal Executive)	(Zip-Code)
(877) 327-9515
Registrant's telephone number, including area code

(Former name, former address and former fiscal year, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BMTX	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BMTX-WT	NYSE American LLC
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, non-accelerated filer, and emerging growth company in Rule 12b-2 of the Exchange Act.
Non-accelerated filer ☒ Smaller reporting company ☒     Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☒  No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).     Yes ☐ No  ☒

The registrant had issued and outstanding 12,206,378 shares of common stock, par value $0.0001 per share, as of November 15, 2021.

Part I - Financial Information
ITEM 1. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
BM TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(amounts in thousands, except share and per share data)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$20,407	$2,989
Accounts receivable, net allowance for doubtful accounts of $103 and $0 for the periods ending September 30, 2021 and December 31, 2020, respectively.	4,498	7,384
Prepaid expenses and other assets	2,046	2,348
Total current assets	26,951	12,721
Premises and equipment, net	305	401
Developed software, net	31,691	39,657
Goodwill	5,259	5,259
Other intangibles, net	4,830	5,070
Other assets	840	853
Total assets	$69,876	$63,961
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$8,225	$7,346
Taxes payable	863	—
Payable to partner bank	6,914	5,105
Borrowings from partner bank	—	21,000
Current portion of operating lease liabilities	596	701
Deferred revenue, current	4,306	2,588
Total current liabilities	20,904	36,740
Non-current liabilities:
Operating lease liabilities	—	430
Deferred revenue, non-current	223	2,101
Liability for private warrants	12,850	—
Total liabilities	$33,977	$39,271
Commitments and contingencies (Note 8)
Shareholders’ equity:
Preferred stock: Par value $0.0001 per share; 10,000,000 authorized, none issued or outstanding at both September 30, 2021 and December 31, 2020.	$—	$—
Common stock: Par value $0.0001 per share; 1 billion shares authorized; 12,206,378 shares issued and outstanding at September 30, 2021; 6,123,432 shares issued and outstanding at December 31, 2020.	1	1
Additional paid-in capital	49,379	64,017
Accumulated deficit	(13,481)	(39,328)
Total shareholders’ equity	$35,899	$24,690
Total liabilities and shareholders’ equity	$69,876	$63,961
See accompanying notes to the unaudited consolidated financial statements.

BM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) — UNAUDITED
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating revenues:
Interchange and card revenue	$5,572	$7,377	$21,109	$20,053
Servicing fees from partner bank	11,823	5,814	31,774	15,604
Account fees	2,628	2,789	7,955	8,517
University fees	1,474	1,348	4,129	4,028
Other revenue	477	1,010	4,283	1,326
Total operating revenues	21,974	18,338	69,250	49,528
Operating expenses:
Technology, communication, and processing	4,596	6,637	22,172	20,586
Salaries and employee benefits	6,728	5,689	19,321	19,796
Professional services	3,496	2,159	7,359	7,286
Provision for operating losses	1,067	1,419	3,797	3,326
Occupancy	282	435	918	1,240
Customer related supplies	1,017	195	1,678	717
Advertising and promotion	176	266	492	693
Merger and acquisition related expenses	—	377	—	452
Other	614	551	1,537	2,668
Total operating expenses	17,976	17,728	57,274	56,764
Income (loss) from operations	3,998	610	11,976	(7,236)
Non-operating income and expense:
Gain on fair value of private warrant liability	6,042	—	17,989	—
Interest expense	—	(353)	(96)	(1,146)
Income (loss) before income tax expense	10,040	257	29,869	(8,382)
Income tax expense	1,246	7	4,022	21
Net income (loss)	$8,794	$250	$25,847	$(8,403)

Basic shares outstanding	11,900	6,123	11,534	6,123
Diluted shares outstanding	11,904	6,123	12,059	6,123

Basic (loss) earnings per common share	$0.74	$0.04	$2.24	$(1.37)
Diluted (loss) earnings per common share	$0.74	$0.04	$0.65	$(1.37)
See accompanying notes to the unaudited consolidated financial statements.

BM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY — UNAUDITED
For the Three and Nine Months Ended September 30, 2021 and 2020
(amounts in thousands, except share data)

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2020 (a)	6,123,432	$1	$64,017	$(39,328)	$24,690
Net income	—	—	—	18,889	18,889
Valuation of private warrants	—	—	(30,839)	—	(30,839)
Recapitalization transaction	6,076,946	—	16,148	—	16,148
Balance, March 31, 2021	12,200,378	$1	$49,326	$(20,439)	$28,888
Net loss	—	—	—	(1,836)	(1,836)
Balance, June 30, 2021	12,200,378	$1	$49,326	$(22,275)	$27,052
Net income	—	—	—	8,794	8,794
Issuance of common stock	6,000	—	53	—	53
Balance, September 30, 2021	12,206,378	$1	$49,379	$(13,481)	$35,899

	Common Stock
	Shares of Common Stock Outstanding	Common Stock	Additional Paid in Capital	Accumulated Deficit	Total
Balance, December 31, 2019 (a)	6,123,432	$1	$62,164	$(27,535)	$34,630
Net loss	—	—	—	(4,534)	(4,534)
Capital contribution from Customers Bank	—	—	864	—	864
Balance, March 31, 2020	6,123,432	$1	$63,028	$(32,069)	$30,960
Net loss	—	—	—	(4,119)	(4,119)
Capital contribution from Customers Bank	—	—	401	—	401
Balance, June 30, 2020	6,123,432	$1	$63,429	$(36,188)	$27,242
Net income	—	—	—	250	250
Capital distribution to Customers Bank	—	—	(1,221)	—	(1,221)
Balance, September 30, 2020	6,123,432	$1	$62,208	$(35,938)	$26,271
(a) Retroactively restated in connection with the merger.

See accompanying notes to the unaudited consolidated financial statements.

BM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$25,847	$(8,403)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of premises and equipment	147	252
Amortization of developed software	8,467	8,229
Amortization of other intangible assets	240	584
Amortization of leased assets	644	760
Share-based compensation expense	87	370
Gain on fair value of private warrant liability	(17,989)	—
Changes in operating assets and liabilities:
Accounts receivable, net	2,886	2,108
Prepaid expenses and other current assets	302	8,451
Receivable from partner bank	—	(1,189)
Other assets	(631)	(397)
Accounts payable and accrued liabilities	105	4,205
Taxes payable	863	—
Operating lease liabilities	(535)	(815)
Deferred revenue	(160)	511
Payable to partner bank	1,809	—
Other liabilities	—	(2,998)
Net Cash Provided by Operating Activities	22,082	11,668
Cash Flows from Investing Activities:
Purchase or development of internal use software	(501)	(3,102)
Purchases of premises and equipment	(51)	(50)
Net Cash Used in Investing Activities	(552)	(3,152)
Cash Flows from Financing Activities:
Payment of capital distribution to partner bank	—	(326)
Repayment of borrowings from partner bank	(21,000)	—
Recapitalization transaction	16,888	—
Net Cash Used in Financing Activities	(4,112)	(326)
Net Increase in Cash and Cash Equivalents	17,418	8,190
Cash and Cash Equivalents – Beginning	2,989	8,586
Cash and Cash Equivalents – Ending	$20,407	$16,776

Supplementary Cash Flow Information:
Income taxes paid (received), net of refunds	$3,124	$(704)
Interest paid	$178	$—
Noncash Operating, Investing and Financing Activities:
Share-based compensation expense recorded as capital contribution from partner bank	$—	$370
See accompanying notes to the unaudited consolidated financial statements.

BM TECHNOLOGIES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF THE BUSINESS AND MERGER TRANSACTION
Description of the Business

BM Technologies, Inc. (“BMT” or “the Company”) provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels.
BMT facilitates deposits and banking services between a customer and an FDIC insured partner bank. BMT’s business model leverages partners’ existing customer bases to achieve high volume, low-cost customer acquisition in its Higher Education Disbursement, Banking-as-a-Service (“BaaS”), and Workplace Banking businesses. BMT has four primary revenue sources: interchange and card revenue, servicing fees from our partner bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by our partner bank, universities, or paid directly by customers.
BMT is a Pennsylvania corporation, incorporated in May 2016, and until January 4, 2021, was a wholly-owned subsidiary of Customers Bank (“Customers Bank”). Customers Bank is a Pennsylvania state-chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company. Customers Bank is our current partner bank.

Our partner bank holds the FDIC insured deposits that we source and service and is the issuing bank on our debit cards. Our partner bank pays us a deposit servicing fee for the deposits generated and passes through interchange income earned from debit transactions.

BMT is not a bank, does not hold a bank charter, and it does not provide banking services, and as a result we are not subject to direct banking regulation, except as a service provider to our partner bank. We are also subject to the regulations of the Department of Education, due to our student Disbursements business, and are periodically examined by them. Our contracts with most of our higher education institutional clients require us to comply with numerous laws and regulations, including, where applicable, regulations promulgated by the Department of Education (“ED”) regarding the handling of student financial aid funds received by institutions on behalf of their students under Title IV; FERPA; the Electronic Fund Transfer Act and Regulation E; the USA PATRIOT Act and related anti-money laundering requirements; and certain federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of GLBA. Other products and services offered by us may also be subject to other federal and state laws and regulations.
Seasonality

BMT’s higher education serviced deposits fluctuate throughout the year due primarily to the inflow of funds typically disbursed at the start of a semester. Serviced deposit balances typically experience seasonal lows in December and July and experience seasonal highs in September and January when individual account balances are generally at their peak. Debit spend follows a similar seasonal trend, but may slightly lag increases in balances.

Impact of COVID-19 & CARES Act

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 created a global public health crisis that resulted in unprecedented uncertainty, economic volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. With the initial outbreak of COVID-19 in 2020, the Company experienced an initial decline in revenues as compared to the pre-COVID-19 period.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law and contained substantial tax and spending provisions intended to address the impact of the COVID-19 pandemic and stimulate the economy, including one-time cash payments to taxpayers, increased unemployment benefits, and to support higher education through the Higher Education Emergency Relief Fund (HEERF). This stimulus resulted in increased serviced deposit balances, debit card spend, and revenues, a trend that has continued through the first nine months of 2021.

Merger with Megalith Financial Acquisition Corporation

On January 4, 2021, BankMobile Technologies, Inc. (“BankMobile”), Megalith Financial Acquisition Corp. (“Megalith”), and MFAC Merger Sub Inc., consummated the transaction contemplated by the merger agreement entered into on August 6, 2020, as amended. In connection with the closing of the merger, Megalith changed its name to BM Technologies, Inc. Effective January 6, 2021, Megalith’s units ceased trading, and the Company’s common stock and warrants began trading on the NYSE American under the symbols “BMTX” and “BMTX-WT,” respectively.

The merger was accounted for as a reverse recapitalization in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Under this method of accounting, BankMobile was treated as the “acquirer” company for financial reporting purposes and as a result, the transaction was treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The excess of the fair value of the shares issued over the value of the net monetary assets of Megalith was recognized as an adjustment to shareholders’ equity. There was no goodwill or other intangible assets recorded in the merger.

BankMobile was determined to be the accounting acquirer based on the following predominant factors:

•Customers Bank stockholders had the largest portion of voting rights in the post-combination company;

•The board of directors and senior management of the post-combination company are primarily composed of individuals associated with BankMobile;

•BankMobile was the larger entity based on historical operating activity, assets, revenues and employees at the time of the closing of the merger;
•The ongoing operating activities of the post-combination company comprise those of BankMobile.
As a result of the merger transaction, BankMobile used proceeds from the recapitalization transaction to pay down its outstanding loan of $15.6 million, and received $1.3 million of cash, net of transaction costs, and issued an additional 6,076,946 shares of common stock of the Company.

Out of Period Adjustment

During the course of preparing its unaudited consolidated financial statements for the three and nine months ended September 30, 2021, the Company identified an adjustment totaling $0.8 million related to activity in the prior periods. The adjustment relates primarily to a true up of certain revenue resulting from a change in the invoicing process with one of the Company’s customers and a difference of interpretation of an agreement with them. The error resulted in the Company’s revenue and net income being overstated by $0.4 million for the years prior to 2021, $0.2 million for the three months ended March 31, 2021, and $0.2 million for the three months ended June 30, 2021. As such, the basic EPS and diluted EPS were overstated for each of the first two quarters of 2021. Basic EPS would have decreased by $0.02 and diluted by $0.01 for the three months ended March 31, 2021 because of this adjustment. The impact would have decreased basic EPS and diluted EPS by $0.02 for the three months ended June 30, 2021.

The Company analyzed the potential impact of the error in accordance with the appropriate guidance, from both a qualitative and quantitative perspective, and concluded that the error was not material to any individual interim or annual periods in fiscal years 2019, 2020, the first and second quarters of 2021, or estimated annual period results in fiscal year 2021. Accordingly, during the three months ended September 30, 2021, the Company recorded the $0.8 million as a decrease in interchange and card revenue and a decrease in accounts receivable.
NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation

These interim unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). These interim unaudited financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the financial position and the results of operations and cash flows of BMT for the interim periods presented. Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of deferred tax assets, the valuation of the private warrants, and the annual goodwill and intangible asset impairment analysis. Prior periods presented for comparative purposes represent the balances and activity of BankMobile Technologies, Inc. (other than shares which were retroactively restated in connection with the merger).

Significant Accounting Policies

These interim unaudited financial statements should be read in conjunction with the 2020 audited financial statements of BMT, which describe BMT’s significant accounting policies. There have been no material changes to BMT’s significant accounting policies during the nine months ended September 30, 2021. Certain information and footnote disclosures normally included in the annual financial statements have been omitted from these interim unaudited financial statements as permitted by U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected not to use the extended transition period under the JOBS Act.

The Company has both Private and Public Warrants outstanding which are being treated differently for accounting purposes. Note 9 - Shareholders’ Equity and Private Warrant Liability provides additional information.
Recently Adopted Accounting Standards

On January 1, 2021, the Company adopted Financial Accounting Standards Board (“FASB”) ASU 2019-12: Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves the application of and simplifies guidance for other areas of Topic 740. The adoption did not have a material impact on the Company’s unaudited consolidated financial statements and related disclosures.

Accounting Pronouncements Issued but Not Yet Adopted

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by BMT as of the required effective dates. The following paragraphs related to new pronouncements should be read in conjunction with Significant Accounting Policies of the Notes to the Audited Financial Statements included in our 2020 Form 10-K. Unless otherwise discussed, management believes the impact of any recently issued standards, including those issued but not yet effective, will not have a material impact on its financial statements taken as a whole.

ASU 2020-04 - Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance provides optional expedients and exceptions for applying US GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. This ASU is effective as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact that ASU 2020-04 may have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470- 20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity.

This ASU (1) simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20, Debt: Debt with Conversion and Other Options, that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock; (2) revises the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification; and (3) revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares.

As a smaller reporting company, ASU 2020-06 is effective for BMT for fiscal years beginning after December 15, 2023. Entities should adopt the guidance as of the beginning of the fiscal year of adoption and cannot adopt the guidance in an interim reporting period. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact that ASU 2020-06 may have on its consolidated financial statements and related disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE
Accounts receivable primarily relate to MasterCard incentive income, uncollected university subscription and disbursement services fees, and receivables from a banking-as-a-service partner, and are recorded at face amounts less an allowance for doubtful accounts. Management evaluates accounts receivable and establishes the allowance for doubtful accounts based on historical experience, analysis of past due accounts and other current available information. Accounts receivable deemed to be uncollectible are individually identified and are charged-off against the allowance for doubtful accounts. Charge-offs of uncollectible accounts have historically been immaterial. The allowance for doubtful accounts was $0.1 million at September 30, 2021 and zero at December 31, 2020.
NOTE 4 — PREMISES AND EQUIPMENT AND DEVELOPED SOFTWARE

Premises and Equipment

The components of premises and equipment were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2021	December 31, 2020
Leasehold improvements	5 years	$28	$28
Furniture, fixtures and equipment	10 years	243	243
IT equipment	3 to 5 years	1,726	1,675
		1,997	1,946
Accumulated depreciation		(1,692)	(1,545)
Total		$305	$401
Depreciation is recorded in Occupancy on the unaudited consolidated statements of income (loss). For the three and nine months ended September 30, 2021, BMT recorded depreciation expense of $0.1 million and $0.1 million, respectively. For the three and nine months ended September 30, 2020, BMT recorded depreciation expense of $0.1 million and $0.3 million, respectively.

Developed Software
The components of developed software were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2021	December 31, 2020
Higher One Disbursement business developed software	10 years	$27,400	$27,400
Internally developed software	3 to 5 years	40,104	40,104
Work-in-process		2,121	1,620
		69,625	69,124
Accumulated amortization		(37,934)	(29,467)
Total		$31,691	$39,657
Amortization expense is reported in Technology, communication and processing on the unaudited consolidated statement of income (loss). BMT recorded amortization expense of $2.8 million and $8.5 million for the three and nine months ended September 30, 2021, respectively. For the three and nine months ended September 30, 2020, BMT recorded amortization expense of $2.7 million and $8.2 million, respectively.
NOTE 5 — GOODWILL AND INTANGIBLES
Goodwill represents the excess of the purchase price over the identifiable net assets of businesses acquired through business combinations accounted for under the acquisition method. Other intangible assets represent purchased assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights. We currently have one intangible asset which is being amortized on a straight-line basis over twenty years.
Goodwill and other intangible assets are reviewed for impairment annually as of October 31 and between annual tests when events and circumstances indicate that impairment may have occurred. The goodwill impairment charge represents the amount by which the reporting unit’s carrying amount exceeds its fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The Company had $5.3 million of goodwill as of September 30, 2021 and December 31, 2020.

The components of other intangibles as of September 30, 2021 and December 31, 2020 were as follows:

(amounts in thousands)	Expected Useful Life	September 30, 2021	December 31, 2020
Customer relationships – universities	20 years	$6,402	$6,402
Accumulated amortization		(1,572)	(1,332)
Total		$4,830	$5,070
Intangibles amortization expense is reported in Other expenses on the unaudited consolidated statement of income (loss). BMT recorded amortization expense of $0.1 million and $0.2 million for the three and nine months ended September 30, 2021, respectively. For the three and nine months ended September 30, 2020, BMT recorded amortization expense of $0.1 million and $0.6 million, respectively.
The university customer relationships will be amortized in future periods as follows:

Remainder of 2021	$80
2022	320
2023	320
2024	320
2025	320
After 2025	3,470
Total	$4,830
NOTE 6 — LEASES
At September 30, 2021, BMT leased two offices under operating leases. The leases consist of 5-year lease terms with options to renew the leases or extend the term annually or with mutual agreement. Leases include variable lease payments that are based on an index or rate, such as an annual increase in operating expenses over the initial lease year’s expenses. Variable lease payments are not included in the liability or right-of-use (“ROU”) asset and are recognized in the period in which the obligations for those payments are incurred. BMT’s operating lease agreements do not contain any material residual value guarantees or material restrictive covenants. As BMT’s operating leases do not provide an implicit rate, BMT utilized the incremental borrowing rate of our former parent when determining the present value of lease payments.

The following table summarizes operating lease ROU assets and operating lease liabilities and their corresponding balance sheet classification:

(amounts in thousands)	Classification	September 30, 2021	December 31, 2020
Assets:
Operating lease ROU assets	Other assets	$574	$1,218
Liabilities:
Operating lease liabilities	Operating lease liabilities	$596	$1,131
The following table summarizes operating lease cost and its corresponding income statement location for the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	Classification	2021	2020	2021	2020
Operating lease cost	Occupancy	$225	$330	$742	$881

The maturities of non-cancelable operating lease liabilities were as follows at September 30, 2021:

(amounts in thousands)	September 30, 2021
2021	$181
2022	419
Total minimum payments	600
Less: interest	(4)
Present value of lease liabilities	$596
Cash paid pursuant to operating lease liabilities for the nine months ended September 30 was $0.5 million in 2021 and $1.0 million in 2020, and was reported as cash flows used in operating activities in the statement of cash flows.
NOTE 7 — DEBT
Borrowings from partner bank
BMT has a $10.0 million line of credit with its partner bank. The amount that may be borrowed is subject to a borrowing base limit that is based on a percentage of BMT’s accounts receivable balance. The borrowing base limit was $4.3 million as of September 30, 2021. The $10.0 million line of credit carries an interest rate equal to one-month LIBOR plus 375 bps and matures on January 4, 2022. LIBOR means the One Month London Inter-Bank Offered Rate as published in the Money Section of the Wall Street Journal on the last U.S. business day of the month, but in no event shall LIBOR be less than 50 basis points. Interest is paid monthly in arrears with the principal due in its entirety at the maturity date on January 4, 2022. Borrowed funds may be repaid at any time without penalty. There was zero balance outstanding under the line of credit as of September 30, 2021. As of December 31, 2020, there was $21.0 million outstanding under a previous $50.0 million line of credit from the Company’s former parent, which has since been terminated.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements that are not currently accrued for. However, in light of the uncertainties inherent in these matters, it is possible that the ultimate resolution may have a material adverse effect on BMT’s results of operations for a particular period, and future changes in circumstances or additional information could result in accruals or resolution in excess of established accruals, which could adversely affect BMT’s results of operations, potentially materially.

NOTE 9 — SHAREHOLDERS’ EQUITY AND PRIVATE WARRANT LIABILITY

The consolidated statements of changes in equity reflect the reverse recapitalization as of January 4, 2021, as discussed in Note 1. Since BankMobile was determined to be the accounting acquirer in the transaction, all periods prior to the consummation of the transaction reflect the balances and activity of BankMobile (other than shares which were retroactively restated in connection with the transaction).

Common Stock
The Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.0001 per share. At September 30, 2021, there were 12,206,378 shares of common stock issued and outstanding, which includes the 300,000 performance shares discussed below. At December 31, 2020 there were 6,123,432 shares of common stock issued and outstanding as retroactively restated in conjunction with the merger. Each holder of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. During the quarter ended September 30, 2021, the Company awarded 1,000 shares of common stock to each of its directors, the corresponding expense recognized was approximately $53 thousand.

Performance Shares

The Company has 300,000 common shares, par value $0.0001 per share, issued and outstanding that contain a restrictive legend, subject to release only if the vesting criteria occurs before the seventh anniversary of the closing date of the merger. If the vesting criteria has not occurred prior to the seventh anniversary of the closing date of the merger, the shares will be forfeited and cancelled. The vesting criteria means either (1) the volume weighted average price of the Company’s common stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period; or (ii) the Company sells shares of its capital stock in a secondary offering for at least $15.00 per share, in each case subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the shares of the Company’s common stock after the merger, and possible reduction for certain dividends granted to the Company’s common stock, or (2) the Company undergoes certain change in control or sales transactions. None of the vesting conditions for the performance shares were met during the current period.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants

At September 30, 2021, there were 23,874,667 warrants to purchase our common stock outstanding, consisting of 16,928,889 public warrants and 6,945,778 private warrants. Each whole warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share. The warrants will expire five years after the completion of the merger (January 4, 2026) or earlier upon redemption or liquidation and the Company has redemption rights if our common stock trades above $24.00 for 20 out of 30 days. The private warrants are identical to the public warrants except that the private warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the sponsor and certain others. As of September 30, 2021, none of the Company’s outstanding Private or Public Warrants have been exercised.

The Private Warrants and the Public Warrants are treated differently for accounting purposes, as follows:

Private Warrants

In accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity, the Private Warrants are accounted for as liabilities and will be marked-to-market each reporting period with the change recognized in earnings. In general, under the mark-to-market accounting model, as our stock price increases, the warrant liability increases, and we recognize additional expense in our income statement – with the opposite when our stock price declines. Accordingly, the periodic revaluation of the Private Warrants could result in significant volatility in our reported earnings. For the three months ended September 30, 2021, we recognized a $6.0 million gain in our income statement due to the revaluation, and for the nine months ended September 30, 2021, we recognized a gain of $18.0 million. The amounts recognized are a mark-to-market accounting determination and are noncash. Additional information regarding the Private Warrants and their impact on our financial statements is provided below:

Opening Balance Sheet Impact: As of the date of our merger on January 4, 2021, the $30.8 million fair value of the private warrants was recorded as a warrant liability on our balance sheet in Liability for private warrants with a corresponding offset to Additional paid-in-capital within equity. The fair value of the Private Warrants was estimated using a modified version of the Black-Scholes option pricing formula. We assumed a term for the Private Warrants equal to the contractual term from the merger date and then discounted the resulting value to the valuation date. Among the key inputs and assumptions, we used in the pricing formula at January 4, 2021: a term of 5.0 years; volatility of 20%; a dividend yield of zero; an underlying stock price of $14.76; a risk free interest rate of 0.38%; and a closing price of the Public Warrants of $2.50 per share.

Income Statement Impact: Subsequent to the close of the merger, any change in the fair value of the Private Warrants is recognized in our income statement below operating profit as “Gain on fair value of private warrant liability” with a corresponding amount recognized in the liability account on our balance sheet. The Private Warrant liability is presented in the account Liability for private warrants in the long-term liabilities section of our balance sheet. During the three and nine months ended September 30, 2021, we recorded a gain of $6.0 million and net gain of $18.0 million, respectively, on the revaluation of the Private Warrants.

Balance Sheet Impact: As noted above, the change in the balance of the warrant liability on our balance sheet is due to the fair value change of the underlying warrants. When warrants are exercised, the fair value of the liability will be reclassified to Additional paid-in capital within equity. The cash received for the exercise of warrants is reflected in cash and cash equivalents, and the corresponding offset is also in Additional paid-in capital in equity.

Cash Flow Impact: The impact of the change in fair value of the Private Warrants has no impact on our cash flows as it is a noncash adjustment. The cash received for any future exercise of warrants will be recorded in cash flows from financing activities.

Shareholders’ Equity Impact: The impact to Additional paid-in-capital as of the opening balance sheet is highlighted above. Any future exercises of the Private Warrant warrants will result in a reduction of the Private Warrant liability on the balance sheet with a corresponding increase to Additional paid-in-capital.

Public Warrants

In accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity, for accounting purposes the Public Warrants are treated as equity instruments. Accordingly, the Public Warrants are not marked-to-market each reporting period, thus there is no impact to quarterly earnings. Any future exercises of the Public Warrants will be recorded as cash received and recorded in cash and cash equivalents, with a corresponding offset to Additional paid-in-capital in equity.

Dividend Policy
We have not paid any cash dividends on our common stock to date and have no present intention to pay cash dividends in the future. The payment of cash dividends by the Company in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the board of directors of the Company. Further, the Company’s line of credit agreement with our lender prohibits the Company from issuing any dividends or making any distributions to shareholders.

Equity Incentive Plan
Our 2020 Equity Incentive Plan (the “Equity Incentive Plan”) provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and its affiliates. Additionally, the Equity Incentive Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. Initially, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the Equity Incentive Plan will not exceed 10% of the issued and outstanding shares of our common stock. Grants were made under the Equity Incentive Plan for the three and nine month periods ended September 30, 2021 and the year ended December 31, 2020, please refer to our Restricted Stock Units discussion below.

Restricted Stock Units (“RSUs”)

On September 30, 2021, we granted 695,000 restricted stock units (“RSUs”) to certain executives. The RSUs will vest over three to five years upon achievement of certain service-based, performance-based, and market conditions. The vesting commencement date was January 4, 2021. We recognize the compensation cost starting from the grant date in accordance with ASC 718 -10-55-108.

For service-based RSUs, we recognize the compensation cost on a straight-line basis for the remaining vesting period.

For performance-based RSUs with milestones, each quarter we determine whether it is probable that we will achieve each operational milestone and if so, the period when we expect to achieve that operational milestone. When we first determine that achievement of an operational milestone is probable, we allocate the entire expenses over the period between the grant date and the expected achievement date and recognize a catch-up expense for the periods from the grant date through the period in which the operational milestone is deemed probable.

For performance-based RSUs with market condition, we used a Monte Carlo simulation to determine the fair value of the RSUs on the grant date, and recognize the compensation cost over the derived service period.

For the three months and nine months ended September 30, 2021, the compensation cost of the September 30, 2021 grants were immaterial and at September 30, 2021 no RSUs were vested.
NOTE 10 — REVENUES

Revenues

The table below presents the Company’s revenues broken out by revenue stream and the timing of revenue recognition for the periods indicated. The Company has one reportable segment and all revenues are earned in the U.S.

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2021	2020	2021	2020
Revenues:
Revenue recognized at point in time:
Interchange and card revenue	$5,572	$7,377	$21,109	$20,053
Servicing fees from partner bank	11,823	5,814	31,774	15,604
Account fees	2,628	2,789	7,955	8,517
University fees - disbursement activity	380	309	918	990
Other	477	1,010	4,283	1,326
Total revenue recognized at point in time	20,880	17,299	66,039	46,490

Revenue recognized over time:
University fees - subscriptions	1,094	1,039	3,211	3,038
Total revenue recognized over time	1,094	1,039	3,211	3,038

Total revenues	$21,974	$18,338	$69,250	$49,528

Deferred revenues

Deferred revenue consists of amounts received from clients prior to the performance of services. Deferred revenue is recognized over the service period on a straight-line basis or when the contractual performance obligation has been satisfied. The Company classifies deferred revenue on the balance sheet in Deferred revenue, current and Deferred revenue, non-current.

The deferred revenue balances were as follows:

	September 30,
(amounts in thousands)	2021	2020
Deferred revenue, beginning of period	$4,689	$1,938
Deferred revenue, end of period	$4,529	$2,449

During the nine months ended September 30, 2021, the Company recognized revenue of approximately $3.5 million included in deferred revenue at the beginning of the period. During the nine months ended September 30, 2020, the Company recognized all of the deferred revenue balance from the beginning of the period.

Unbilled receivables

The Company had $0.3 million of unbilled receivables as of September 30, 2021, and zero as of December 31, 2020. Unbilled receivables are reported in Accounts receivable on the Consolidated Balance Sheets.
NOTE 11 — INCOME TAXES

The Company records tax expense during interim periods using an estimated annual effective tax rate approach. The Company’s effective tax rate was 13.5% for the nine months ended September 30, 2021. The effective tax rate differs from the Company’s marginal tax rate of 27.0% due to the non-taxable fair value adjustments related to the non-compensatory private warrant liability being recorded through earnings, as well as tax expense related to the estimated annual increase of the valuation allowance established against deferred tax assets.

The deferred tax asset at September 30, 2021 was $26.6 million and consisted mainly of Section 197 intangibles. These Section 197 intangibles resulted from a step up in tax basis of the assets acquired from BankMobile Technologies, Inc., which for GAAP purposes were not recorded at fair value. The Company has no net operating loss or other carryforward deferred tax assets. A valuation allowance is recognized when it is more likely than not that all or a portion of the deferred tax asset will be realized based on the weight of the available positive and negative evidence. Management determined the verifiable negative evidence from the cumulative losses business of BankMobile Technologies, Inc. outweighed any available positive evidence as of September 30, 2021, but will continue to evaluate this determination each quarterly period going forward.
NOTE 12 — EARNINGS (LOSS) PER SHARE
The following are the components and results of operations and earnings (loss) per common share calculations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2021	2020	2021	2020
Net (loss) income available to common shareholders - used in calculating basic EPS	$8,794	$250	$25,847	$(8,403)
Adjustment for private warrant liability (1)	—	—	17,989	—
Net (loss) income - used in calculating diluted EPS	$8,794	$250	$7,858	$(8,403)

Weighted-average common shares outstanding – basic	11,900	6,123	11,534	6,123
Weighted-average common shares outstanding – diluted	11,904	6,123	12,059	6,123

Basic (loss) income per common share	$0.74	$0.04	$2.24	$(1.37)
Diluted (loss) income per common share	$0.74	$0.04	$0.65	$(1.37)
(1) Diluted earnings per share for the nine months ended September 30, 2021 is calculated based on adjusted net income of $7.9 million due to the elimination of the revaluation gain on the private warrant liability.

The following table represents the reconciliation from basic to diluted shares weighted shares outstanding used in the calculation of basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2021	2020	2021	2020
Weighted average shares used in computing net income per share of common stock, basic	11,900	6,123	11,534	6,123
Add:
Public warrants	—	—	152	—
Private warrants	—	—	372	—
Time-based RSUs	4	—	1	—
Weighted average shares used in computing net income per share of common stock, diluted	11,904	6,123	12,059	6,123

For the three months ending September 30, 2021, our public warrants, private warrants, and performance based shares were excluded from the computation of diluted weighted average shares outstanding as the necessary conditions had not been achieved for the performance based shares and the average stock price for the period was below the strike price for the warrants. For the nine months ending September 30, 2021, our performance based shares were excluded from the computation of diluted weighted average shares outstanding as the necessary conditions had not been achieved. For the three and nine months ended September 30, 2021, our performance based and market condition RSUs were excluded because the vesting is contingent upon the satisfaction of certain conditions which had not been achieved as of September 30, 2021. There were no potentially dilutive warrants or performance shares excluded from the calculation of diluted shares in periods presented because the impact would have been anti-dilutive.

The following table presents the potentially dilutive shares that were excluded from the computation of diluted net income per share of common stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2021	2020	2021	2020
Performance based shares outstanding	300	—	300	—
Public warrants	6,946	—	—	—
Private warrants	16,929	—	—	—
Performance based and market-condition RSUs	348	—	348	—
Total	24,523	—	648	—
NOTE 13 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
BMT uses fair value measurements to disclose the fair value of its financial instruments.  FASB’s ASC 825, Financial Instruments, requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For fair value disclosure purposes, BMT utilized certain fair value measurement criteria under ASC 820, Fair Value Measurements (“ASC 820”), as explained below.
In accordance with ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for BMT’s financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
The fair value guidance provides a consistent definition of fair value, focusing on an exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
The fair value guidance also establishes a fair value hierarchy and describes the following three levels used to classify fair value measurements:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The following methods and assumptions were used to estimate the fair values of BMT’s financial instruments as of September 30, 2021 and December 31, 2020:

Cash and cash equivalents:
The carrying amount reported on the balance sheet for cash and cash equivalents consists of a non-interest bearing deposit, which approximates its fair value. The deposit is classified as a Level 1 fair value, based upon the lowest level of input that is significant to its fair value measurement.
Accounts receivable:
The carrying amount of accounts receivable approximates fair value because of the short-term nature of these items.

Payable to partner bank:
The payables to our partner bank represent the amount due resulting from normal operating activities between our partner bank and BMT. The carrying amount approximates its fair value due to the short-term nature of the item.
Borrowings from partner bank:
BMT has a $10.0 million line of credit with our partner bank, with zero outstanding as of September 30, 2021. The carrying amount of the borrowings from our partner bank approximates its fair value due to its floating interest rate and short-term nature. The liability is classified as a Level 2 fair value based upon the lowest level of input that is significant to the fair value measurement. As of December 31, 2020, there was $21.0 million outstanding under a previous $50.0 million line of credit from the Company’s former parent, which has since been terminated.

Liability for Private Warrants:

The fair value of the Private Warrants was estimated using a modified version of the Black-Scholes option pricing formula for European calls. We assumed a term for the Private Warrants equal to the contractual term from the merger date and then discounted the resulting value to the valuation date. Among the key inputs and assumptions, we used in the pricing formula at September 30, 2021 were the following: a term of 4.3 years; volatility of 35%; a dividend yield of zero; an underlying stock price of $8.90; a risk free interest rate of 0.81%; and a closing price of the Public Warrants of $1.49 per share. The warrant liability is classified as a Level 3 fair value based upon the lowest level of input that is significant to the fair value measurement.
The estimated fair values of BMT’s financial instruments at September 30, 2021 and December 31, 2020 were as follows:

			Fair Value Measurements at September 30, 2021
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$20,407	$20,407	$20,407	$—	$—
Liabilities:
Liability for private warrants (a)	$12,850	$12,850	$—	$—	$12,850
(a) The initial fair value of the warrants was $30.8 million on January 4, 2021, the merger date. The $18.0 million change in fair value during the nine months ended September 30, 2021 was reported in Gain on fair value of private warrant liability on the statements of income (loss).

			Fair Value Measurements at December 31, 2020
(amounts in thousands)	Carrying Amount	Estimated Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash and cash equivalents	$2,989	$2,989	$2,989	$—	$—
Liabilities:
Borrowings from partner bank	$21,000	$21,000	$—	$21,000	$—
NOTE 14 — RELATIONSHIP WITH OUR PARTNER BANK

Our partner bank holds the FDIC insured deposits that we source and service and is the issuing bank on our debit cards. Our partner bank pays us a deposit servicing fee for the deposits generated and passes through interchange income earned from debit transactions. The CEO of our partner bank is an immediate family member of our CEO.

Servicing fees and interchange income from partner bank

On January 4, 2021, we entered into a Deposit Processing Services Agreement (the “Deposit Servicing Agreement”) with our partner bank, providing that it would establish and maintain deposit accounts and other banking services in connection with customized products and services offered by us, and we would provide certain other related services in connection with the accounts. The initial term continues until December 31, 2022, which shall automatically renew for additional three year terms unless either party gives written notice of non-renewal within 180 days prior to the expiration of the term. As compensation, our partner bank retains any and all revenue generated from the funds held in the deposit accounts and pays us a monthly servicing fee largely based on deposits, and a monthly interchange fee equal to all debit card interchange revenues on demand deposit accounts generated by us for our partner bank plus the difference between Durbin Exempt and Durbin regulated interchange revenue.
Payable to partner bank

At the end of each month, BMT and its partner bank typically have a cash settlement payment related to on-going operating activities between the entities. At September 30, 2021, BMT had $6.9 million payable to its partner bank, primarily consisting of prepaid fees and for certain services received, compared to $5.1 million at December 31, 2020.
Bank Borrowings

BMT has a $10.0 million line of credit with our partner bank, with zero outstanding at September 30, 2021. We had $21.0 million of debt outstanding at December 31, 2020 under the prior credit arrangement which has since been terminated.
Transition Services Agreement

On January 4, 2021, we entered into a Transition Services Agreement with our partner bank, pursuant to which each party agrees for a period of up to twelve months to provide certain transition services listed therein to the other party. In consideration for the services, we pay our partner bank a service fee of $12,500 per month, plus any expenses associated with the services. We may terminate the Transition Services Agreement without penalty with at least 30 days advance written notice if we determine there is no longer a business need for the services.

NOTE 15 — SUBSEQUENT EVENTS

Merger with First Sound Bank

On November 15, 2021, the Company announced the signing of a definitive agreement to merge with First Sound Bank (“FSB”). As part of the agreement, the Company will pay up to $7.22 in cash for each share of FSB common stock or approximately $23.0 million in aggregate consideration, subject to certain closing conditions and adjustments as outlined in the definitive agreement. The transaction is subject to regulatory approvals and other customary closing conditions, and is expected to close in 2022.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this Management’s Discussion and Analysis (“MD&A”) is to facilitate an understanding of significant factors influencing the quarterly operating results, financial condition and cash flows of BM Technologies, Inc. (“BMT”). Additionally, this MD&A conveys our expectations of the potential impact of known trends, events or uncertainties that may impact future results. You should read this discussion in conjunction with our financial statements and related notes included in this Quarterly Report on Form 10-Q and our Annual Report for the year ended December 31, 2020. Historical results and percentage relationships are not necessarily indicative of operating results for future periods. Unless the context otherwise requires, for purposes of this Management’s Discussion and Analysis, references to the “Company,” “we,” “us” and “our” refer to the business and operations of BM Technologies, Inc. (“BMT”) and its subsidiaries.

In March 2020, the outbreak of COVID-19 was recognized as a pandemic by the World Health Organization. The spread of COVID-19 created a global public health crisis that resulted in unprecedented uncertainty, economic volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally, including the markets that BMT serves. With the initial outbreak of COVID-19 in 2020, the Company experienced an initial decline in revenues as compared to the pre-COVID-19 period, which was followed by an increase in revenues resulting from the benefit of federal stimulus on account balances and activity levels, a trend that has continued into the first nine months of 2021.
FORWARD LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding the Company’s industry and market sizes, future opportunities for the Company and the Company’s estimated future results. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.
BUSINESS OVERVIEW
BM Technologies, Inc. (“BMT” or “the Company”) provides state-of-the-art high-tech digital banking and disbursement services to consumers and students nationwide through a full service fintech banking platform, accessible to customers anywhere and anytime through digital channels. BMT facilitates deposits and banking services between a customer and an FDIC insured partner bank. BMT’s business model leverages partners’ existing customer bases to achieve high volume, low-cost customer acquisition in its Disbursement, Banking-as-a-Service (“BaaS”), and Workplace Banking businesses. BMT has four primary revenue sources: interchange and card revenue, servicing fees from the Bank, account fees, and university fees. The majority of revenues are driven by customer activity (deposits, spend, transactions, etc.) but may be paid or passed through by the Bank, universities, or paid directly by customers. The Company is actively working on its pipeline of prospective new BaaS customers to offer a suite of financial services products. Google recently announced it is winding down its Plex program; BMT has incurred no revenue to date related to Google Plex, and continues to pursue various growth strategies and initiatives to drive revenue.
BMT is a Pennsylvania corporation, incorporated in May 2016, and until January 4, 2021, was a wholly-owned subsidiary of Customers Bank (“Customers Bank”). Customers Bank is a Pennsylvania state-chartered bank and a wholly-owned subsidiary of Customers Bancorp, Inc. (the “Bancorp” or “Customers Bancorp”), a bank holding company. Customers Bank is our current partner bank. Our partner bank holds the FDIC insured deposits that we source and service and is the issuing bank on our debit cards. Our partner bank pays us a deposit servicing fee for the deposits generated and passes through interchange income earned from debit transactions. Deposit servicing fees and interchange income are our largest revenue sources.

BMT is not a bank, does not hold a bank charter, and it does not provide banking services, and as a result we are not subject to direct banking regulation, except as a service provider to our partner bank. We are also subject to the regulations of the Department of Education, due to our student Disbursements business, and are periodically examined by them. Our contracts with most of our higher education institutional clients requires us to comply with numerous laws and regulations, including, where applicable, regulations promulgated by the Department of Education (“ED”) regarding the handling of student financial aid funds received by institutions on behalf of their students under Title IV; FERPA; the Electronic Fund Transfer Act and Regulation E; the USA PATRIOT Act and related anti-money laundering requirements; and certain federal rules regarding safeguarding personal information, including rules implementing the privacy provisions of GLBA. Other products and services offered by us may also be subject to other federal and state laws and regulations.

BMT’s higher education serviced deposits fluctuate throughout the year due primarily to the relationship between the deposits level and the typical cycles of student disbursements from higher education institutions. Serviced deposit balances typically experience seasonal lows in December and July and experience seasonal highs in September and January when individual account balances are generally at their peak. Debit spend follows a similar seasonal trend but may slightly lag increases in balances.
Merger with Megalith Financial Acquisition Corporation

On January 4, 2021, BankMobile Technologies, Inc. (“BankMobile”), Megalith Financial Acquisition Corp. (“Megalith”), and MFAC Merger Sub Inc., consummated the transaction contemplated by the merger agreement entered into on August 6, 2020. In connection with the closing of the merger, Megalith Financial Acquisition Corp. changed its name to BM Technologies, Inc. (the “Company”). Effective January 6, 2021, the Company’s units ceased trading, and the Company’s common stock and warrants began trading on the NYSE American under the symbols “BMTX” and “BMTX-WT,” respectively.

The merger was accounted for as a reverse recapitalization in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Under this method of accounting, Megalith was treated as the “acquired” company for financial reporting purposes and as a result, the transaction was treated as the equivalent of BankMobile issuing stock for the net assets of Megalith, accompanied by a recapitalization. The excess of the fair value of the shares issued over the value of the net monetary assets of Megalith was recognized as an adjustment to shareholders’ equity. There was no goodwill or other intangible assets recorded in the merger. Prior periods presented for comparative purposes represent the balances and activity of BankMobile Technologies, Inc. (other than shares which were retroactively restated in connection with the merger).
BUSINESS MEASUREMENTS

We believe that the following business measurements are important performance indicators for our business segments:

Debit card POS spend (higher education and new business). Spend represents the dollar amount that our customers spend on their debit cards through a signature or PIN network. Spend is a key performance indicator, as the company earns a small percentage of every dollar spent as interchange income and spend is the primary driver of our card revenues.

Serviced deposits (ending and average; higher education and new business). Serviced deposits represent the dollar amount of deposits that are in customer accounts serviced by our Company. Our deposit servicing fee is based on a contractual arrangement with our partner bank and the average balance of serviced deposits is the primary driver of our deposit servicing fees. Average deposits have the strongest correlation to current period serviced deposits, but ending deposits provide information at a point in time and serve as the starting point for the following period.

Higher education retention. Retention is a key measure of our value proposition with higher education customers. We measure retention in terms of Signed Student Enrollments (SSEs), which represents the number of students enrolled at higher education institutions. Retention is calculated by subtracting lost SSEs from starting SSEs and taking that amount as a percentage of the starting SSEs.

Higher education financial aid refund disbursement. Represents the dollar amount of all funds that we process for a college or university partner, whether it is distributed by ACH, check, or into a BankMobile Vibe account. This is a measure of the business we process for our higher education partners in exchange for their subscription and other fees, as well as a measure of the potential that we have the opportunity to capture into our serviced accounts.

Higher education organic deposits. Organic deposits represent the dollar total of all deposits made into a higher education BankMobile Vibe account except for funds processed through a college or university partner. Because this includes funds that the account holder adds to the account and excludes the funds processed through the higher ed institution, it is viewed as a strong indicator of traction with the customer.

CRITICAL ACCOUNTING POLICIES

For information regarding our critical accounting policies and estimates, please refer to our Annual Report on 10-K for the fiscal year ended December 31, 2020. There have been no material changes to the critical accounting policies previously disclosed in that report.

The Company has both Private and Public Warrants outstanding which are being treated differently for accounting purposes. Note 9 - Shareholders’ Equity and Private Warrant Liability in the Notes to the Unaudited Consolidated Financial Statements herein provides additional information.

NEW ACCOUNTING PRONOUNCEMENTS
The FASB has issued accounting standards that have not yet become effective and that may impact BMT’s consolidated financial statements or its disclosures in future periods. Note 2 — Basis of Presentation and Significant Accounting Policies in the Notes to the Unaudited Consolidated Financial Statements provides information regarding those accounting standards.
RESULTS OF OPERATIONS
The following discussion of our results of operations should be read in conjunction with our unaudited consolidated financial statements, including the accompanying notes.
The following summarized tables set forth our operating results for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Change	% Change
(dollars in thousands, except per share data)	2021	2020
Operating revenues	$21,974	$18,338	$3,636	20%
Operating expenses	17,976	17,728	248	1%
Income from operations	3,998	610	3,388	NM
Gain on fair value of private warrant liability	6,042	—	6,042	100%
Interest expense	—	(353)	353	(100)%
Income before income tax expense	10,040	257	9,783	NM
Income tax expense	1,246	7	1,239	NM
Net income	$8,794	$250	$8,544	NM

Basic earnings per share	$0.74	$0.04	$0.70	NM
Diluted earnings per share	$0.74	$0.04	$0.70	NM
NM refers to changes greater than 150%.
We had substantially higher operating profitability in the three months ended September 30, 2021 compared to the three months ended September 30, 2020, which was primarily driven by additional revenues, which increased 20%, while operating expenses increased just marginally. Diluted earnings per share was $0.74 in the three months ended September 30, 2021 compared to earnings of $0.04 per share in the same period in 2020. The reasons for these movements in revenue and expenses are discussed in further detail in further detail below.

	Nine Months Ended September 30,		Change	% Change
(dollars in thousands, except per share data)	2021	2020
Operating revenues	$69,250	$49,528	$19,722	40%
Operating expenses	57,274	56,764	510	1%
Income (loss) from operations	11,976	(7,236)	19,212	NM
Gain on fair value of private warrant liability	17,989	—	17,989	100%
Interest expense	(96)	(1,146)	1,050	(92)%
Income (loss) before income tax expense	29,869	(8,382)	38,251	NM
Income tax expense	4,022	21	4,001	NM
Net income (loss)	$25,847	$(8,403)	$34,250	NM

Basic earnings (loss) per share	$2.24	$(1.37)	$3.61	NM
Diluted earnings (loss) per share	$0.65	$(1.37)	$2.02	NM
NM refers to changes greater than 150%.
For the nine months ended September 30, 2021, we had substantially higher operating profitability consistent with the third quarter of 2021. The increase was almost entirely due to additional revenues which increased 40% as compared to the prior year. The increase is primarily driven by an increase in Servicing fees from partner bank which increased $16.2 million as compared to the prior period while operating expenses increased just marginally during the same period of time, reflecting improved operating profitability. Diluted earnings per share was $0.65 per share in the nine months ended September 30, 2021 compared to a loss of $(1.37) per share in the same period in 2020. The reasons for these movements in revenue and expenses are discussed in further detail below.
Our quarterly operating revenues and expenses are discussed further below.
Income Tax Expense
The Company records tax expense during interim periods using an estimated annual effective tax rate approach. The Company’s effective tax rate was 13.5% for the nine months ended September 30, 2021. The effective tax rate differs from the Company’s marginal tax rate of 27% due to the non-taxable fair value adjustments related to the non-compensatory private warrant liability being recorded through earnings as well as tax expense related to the estimated annual increase of the valuation allowance established against deferred tax assets.
Operating Revenues

	Three Months Ended September 30,			% Change
(dollars in thousands)	2021	2020	Change
Revenues:
Interchange and card revenue	$5,572	$7,377	$(1,805)	(24)%
Servicing fees from partner bank	11,823	5,814	6,009	103%
Account fees	2,628	2,789	(161)	(6)%
University fees	1,474	1,348	126	9%
Other revenue	477	1,010	(533)	(53)%
Total operating revenues	$21,974	$18,338	$3,636	20%
Total revenues increased $3.6 million, or 20%, in the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase is primarily attributable to a $6.0 million increase in Servicing fees from our partner bank. The increase in Servicing fees is directly related to the increase in average deposit balance for the period which increased 129% reaching $1.7 billion for the three months ended September 30, 2021 as compared to $0.8 billion for the three months ending September 30, 2020. These increases were partially offset by a $1.8 million decrease in Interchange and card revenue, a $0.5 million decrease in Other revenue and a $0.2 million decrease in Account fees. The decrease in Interchange and card revenue reflects lower spend volume and lower foreign ATM fees. The decrease in Other revenue is primarily related to a decrease in projects from a banking-as-a-service partner which varies quarter-over-quarter based on project status, contracts, and milestones.

	Nine Months Ended September 30,			% Change
(dollars in thousands)	2021	2020	Change
Revenues:
Interchange and card revenue	$21,109	$20,053	$1,056	5%
Servicing fees from partner bank	31,774	15,604	16,170	104%
Account fees	7,955	8,517	(562)	(7)%
University fees	4,129	4,028	101	3%
Other revenue	4,283	1,326	2,957	NM
Total operating revenues	$69,250	$49,528	$19,722	40%
NM refers to changes greater than 150%.
For the nine months ended September 30, 2021, total revenues increased $19.7 million, or 40%, compared to the nine months ended September 30, 2020. This increase is primarily attributable to a $16.2 million increase in Servicing fees from our partner bank, driven by an increase of 123% in average deposits period over period from $0.7 billion to $1.5 billion. In addition, we had a $3.0 million increase in Other revenue, due to higher banking-as-a-service project revenues, and a $1.1 million increase in Interchange and card revenue due to increased total spend as compared to the prior period. Account fees decreased by $(0.6) million.
Operating Expenses

	Three Months Ended September 30,			% Change
(dollars in thousands)	2021	2020	Change
Technology, communication, and processing	$4,596	$6,637	$(2,041)	(31)%
Salaries and employee benefits	6,728	5,689	1,039	18%
Professional services	3,496	2,159	1,337	62%
Provision for operating losses	1,067	1,419	(352)	(25)%
Occupancy	282	435	(153)	(35)%
Customer related supplies	1,017	195	822	NM
Advertising and promotion	176	266	(90)	(34)%
Merger and acquisition related expenses	—	377	(377)	(100)%
Other	614	551	63	11%
Total operating expenses	$17,976	$17,728	$248	1%
NM refers to changes greater than 150%.
For the three months ended September 30, 2021, operating expenses increased $0.2 million, or 1%, compared to the three months ended September 30, 2020. This increase is primarily attributable to a $1.3 million increase in Professional services, a $1.0 million increase in Salaries and employee benefits, and a $0.8 million increase in Customer related supplies. The increase in Professional services is driven by increases to legal, audit, and insurance costs associated with becoming a public company. The increase in Salaries and employee benefits is driven primarily by an increase in headcount, annual merit increases and a higher variable compensation accrual. Customer related supplies increased primarily due to increased mailing and shipping costs. These increases were partially offset by a $2.0 million decrease in Technology, communication, and processing, a $0.4 million decrease in Merger and acquisition related expenses, a $0.4 million decrease in Provision for operating losses, and a $0.2 million decrease in Occupancy. The decrease in Technology, communication, and processing is related to a renegotiation with a vendor which included retroactive pricing benefits and a one-time credit during the current period.

	Nine Months Ended September 30,			% Change
(dollars in thousands)	2021	2020	Change
Technology, communication, and processing	$22,172	$20,586	$1,586	8%
Salaries and employee benefits	19,321	19,796	(475)	(2)%
Professional services	7,359	7,286	73	1%
Provision for operating losses	3,797	3,326	471	14%
Occupancy	918	1,240	(322)	(26)%
Customer related supplies	1,678	717	961	134%
Advertising and promotion	492	693	(201)	(29)%
Merger and acquisition related expenses	—	452	(452)	(100)%
Other	1,537	2,668	(1,131)	(42)%
Total operating expenses	$57,274	$56,764	$510	1%
For the nine months ended September 30, 2021, operating expenses increased $0.5 million, or 1%, compared to the nine months ended September 30, 2020. This increase is primarily attributable to a $1.6 million increase in Technology, communication, and processing, a $1.0 million increase in Customer related supplies, and a $0.5 million increase in Provision for operating losses. The increase in Technology, communication, and processing expense year-over-year reflects higher partner reimbursements of certain technology costs in 2020 as well as lower ATM network costs, consistent with the reduction in foreign ATM fee revenues. The Provision for operating losses increased due to higher Reg-E dispute losses as a result of increases in debit card spend. The increase in Customer related supplies is related to an increase in mailing and shipping expense. These increases were partially offset by a $1.1 million decrease in Other expenses, a $0.5 million decrease in Salaries and employee benefits, a $0.5 million decrease in Merger and acquisition related expenses, and a $0.3 million decrease in Occupancy. The decrease related to Other expenses is driven by lower intangible amortization and travel related costs.
LIQUIDITY AND CAPITAL RESOURCES
We currently finance our operations through cash flows provided by operating activities and also have a line of credit with our partner bank that we could draw upon. We had a substantial increase in cash from operating activities in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, and we continue to project positive operating cash flows for the 2021 fiscal year. We had $20.4 million of cash and cash equivalents as of September 30, 2021, and our line of credit provides up to $10.0 million of borrowings. As of September 30, 2021, we had zero principal outstanding under the line of credit.
Our cash and cash equivalents consist of non-interest bearing, highly-liquid demand deposits. We intend to fund our ongoing operating activities with our existing cash, expected cash flows from operations, and borrowing capacity under our line of credit; we believe these sources of liquidity will be adequate for at least the next 12 months. However, should additional liquidity be necessary, the Company could consider equity or debt financing, but there are no assurances that additional capital would be available or on terms that are acceptable to us.
The table below summarizes our cash flows for the periods indicated:

	Nine Months Ended September 30,			% Change
(dollars in thousands)	2021	2020	Change
Net cash provided by operating activities	$22,082	$11,668	$10,414	89%
Net cash used in investing activities	(552)	(3,152)	2,600	(82)%
Net cash used in financing activities	(4,112)	(326)	(3,786)	NM
Net increase in cash and cash equivalents	$17,418	$8,190	$9,228	113%
NM refers to changes greater than 150%.

Cash flows provided by operating activities

Cash provided by operating activities was $22.1 million in the nine months ended September 30, 2021 compared to cash provided of $11.7 million in the nine months ended September 30, 2020, an increase of $10.4 million. The increase was driven by increase in the net income for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020.
Cash flows used in investing activities
Cash used in investing activities decreased $2.6 million in the first nine months of 2021 compared to the first nine months of 2020, primarily due to lower capital investment in 2021.
Cash flows used in financing activities
Cash used in financing activities was $4.1 million in 2021, which reflects the repayment of $21.0 million of debt substantially offset by $16.9 million of net cash proceeds from the recapitalization transaction.
CONTRACTUAL OBLIGATIONS
During the nine months ended September 30, 2021, BMT repaid its debt outstanding. Note 7 - Debt in the Notes to the Unaudited Consolidated Financial Statements herein provides additional information. There were no other material changes in our contractual obligations during the nine months ended September 30, 2021. A summary of the Company’s contractual obligations as of September 30, 2021 is as follows:

	Payments Due by Period
(dollars in thousands)	Within 1 year	1 to 3 years	More than 3 years	Total Amounts Committed
Operating leases	$600	$—	$—	$600
	$600	$—	$—	$600
Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any off-balance sheet arrangements.
ITEM 3. QUANTITATIVE DISCLOSURES ABOUT MARKET RISK
Credit Risk Operating leases
Potential concentration of credit risk consists primarily of accounts receivables from banking-as-a-service partners and higher education institution clients. At September 30, 2021 and December 31, 2020, a banking-as-a-service partner accounted for approximately 39% and 63% of accounts receivable (including unbilled receivables), respectively.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The term “disclosure controls and procedures,” as defined in Rules 13a-15 and 15d-15 under the Exchange Act refers to controls and procedures that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Because there are inherent limitations in all control systems, a control system, no matter how well conceived and operated, can provide only reasonable, as opposed to absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective, at the reasonable assurance level, as of the end of the period covered by this Quarterly Report.
PART II - OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS

We are involved in legal and administrative proceedings and litigation arising in the ordinary course of business. We believe that the potential liability, if any, in excess of amounts already accrued from all proceedings, claims and litigation will not have a material effect on our financial position, cash flows or results of operations when resolved in a future period.
ITEM 1A. RISK FACTORS
There have been no material changes to the Risk Factors disclosed in Part I, Item 1A of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2020, and the risk Factors disclosed in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
In connection with the merger, on January 4, 2021, our predecessor, Megalith Financial Acquisition Corp. sold 1,927,058 shares of Class A Common Stock in a private placement for $10.38 per share, for aggregate gross proceeds of approximately $20,002,872 (the “PIPE Financing”). The sale and issuance was made to accredited investors in reliance on Rule 506 of Regulation D under the Securities Act. No separate fees or commissions were paid to the placement agents other than payments made to such institutions for other services rendered in connection with the Megalith initial public offering and/or the merger.

ITEM 5. OTHER INFORMATION

2021 Equity Awards

Effective September 30, 2021, the Board of Directors of BM Technologies, Inc. (the “Company”) granted service-based and performance-based Restricted Stock Units (“RSUs”) to certain executives under the Company’s 2020 Equity Incentive Plan (the “Plan”). The awards entitle the below officers to earn shares of the Company’s common stock over a three- to five-year period in the case of the Performance-Based RSUs and a four-year pro rata vesting period in the case of the Service-Based RSUs (see Note 9 - Shareholders’ Equity and Private Warrant Liability):

Employee	Service-Based RSUs - Number of Units	Performance-Based RSUs - Number of Units
Luvleen Sidhu	250,000	250,000
Jamie Donahue	40,000	40,000
Robert J. Diegel	30,000	30,000
Robert Ramsey	15,000	15,000
ITEM 6. EXHIBITS
(a)Exhibits
The following documents are filed as exhibits to this report:

Exhibit No.	Description
31.1*	Certification of chief executive officer under Rule 13a — 14(a)/15d — 14(a).
31.2*	Certification of chief financial officer under Rule 13a — 14(a)/15d — 14(a).
32*	Certification under 18 U.S.C. 1350.

___________________________

*	Filed herewith.
Items 3, 4 and 5 of Part II are not applicable and have been omitted.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, BM Technologies, Inc. has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of Pennsylvania, on the 15th day of November, 2021.

BM Technologies, Inc.

By:	/s/ Luvleen Sidhu
Luvleen Sidhu
Chief Executive Officer

BM Technologies, Inc.

By:	/s/ Robert Ramsey
Robert Ramsey
Chief Financial Officer (Principle Financial Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2021

BM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38633	82-3410369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 King of Prussia Road, Suite 350

Wayne, PA 19087

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 327-9515

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BMTX	NYSE American LLC
Warrants to purchase Common Stock	BMTX.W	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into A Material Definitive Agreement.

Merger Agreement

On November 14, 2021, BM Technologies, Inc., a Delaware corporation (“BMT” or the “Company”), entered into an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) with First Sound Bank, a Washington state-chartered bank (“FSB”), FSB Intermediate Merger Subsidiary, Inc., a Washington corporation (“Intermediate Merger Sub”), and from and after its accession to the Merger Agreement, BMSF Merger Subsidiary, Inc., a Delaware corporation (“BMT Merger Sub”). The transactions contemplated under the Merger Agreement are referred to as the “Transactions.” Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, a business combination between the Company and FSB will be effected through the merger of Intermediate Merger Sub, a wholly-owned subsidiary of FSB into FSB (the “FSB Merger”), with FSB being the surviving entity in the FSB Merger and the merger of BMT Merger Sub, a wholly-owned subsidiary of Intermediate Merger Sub with and into BMT (the “BMT Merger” and with the FSB Merger, the “Mergers”), with BMT being the surviving entity in the BMT Merger). Once effective, common stock of the Company will be converted into the right to receive common stock of FSB, and common stock of FSB will be cancelled and converted into the right to receive up to $7.22, subject to possible adjustment, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, as more fully set forth under “Consideration” below.

Consideration

At the BMT Effective Time, (a) each share of BMT Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of BMT Common Stock held by FSB or BMT not held (i) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted) will be converted into the right to receive one share of FSB Common Stock and (b) each share of common stock of BMT Merger Sub issued and outstanding immediately prior to the BMT Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of BMT and shall constitute the only outstanding shares of capital stock of BMT. At the FSB Effective Time, (a) each share of FSB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares, if any) will be canceled and converted into the right to receive $7.22, less the quotient of (i) the amount, if any, by which the Adjusted Tangible Common Equity is less than $14,081,000 (the amount of FSB’s Tangible Common Equity as of September 30, 2021), divided by (ii) the number of shares of FSB Common Stock outstanding immediately prior to the FSB Effective Time subject to possible downward adjustment up to $0.22 if FSB’s deferred tax asset is less than $1,640,385 and (b) each share of Intermediate Merger Sub issued and outstanding immediately prior to the FSB Effective Time will be canceled.

At the BMT Effective Time, by virtue of the Mergers, (a) FSB will assume each equity incentive plan of the Company, (b) each restricted stock unit award in respect of a share of BMT Common Stock subject to vesting, repurchase or other lapse restriction granted under a BMT Stock Plan (a “BMT RSU Award”) that is outstanding immediately prior to the Effective Time shall be assumed and converted into a restricted stock unit award in respect of FSB Common Stock with the same terms and conditions as were applicable under such BMT RSU Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of FSB Common Stock equal to the product of (i) the number of shares of BMT Common Stock subject to such BMT RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of FSB Common Stock (an “Assumed RSU”), (c) each warrant representing the right to purchase shares of BMT Common Stock issued and outstanding as of the Effective Time will be assumed by FSB, and (d) each BMT Warrant shall cease to represent a warrant to purchase shares of BMT Common Stock and shall be converted into a warrant to purchase such number of shares of FSB Common Stock determined in accordance with the terms of such BMT Warrant (the “Assumed Warrants”).

1

Board of Directors and Executive Officers Following the Merger

The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

The directors and officers of FSB shall be comprised of Luvleen Sidhu, Chief Executive Officer and Co-Chairman, an Executive Chairman designated by BMT, and such other persons and titles as shall be agreed upon by BMT and FSB in writing as soon as practicable, and in any event, at least thirty (30) days prior to the FSB Effective Time, Martin A. Steele, President and Chief Operating Officer, Elliott Pierce, Chief Credit Officer, prior to the FSB Effective Time, effective as of immediately following the FSB Effective Time, and as of such time, such persons shall be the only officers of FSB, each to serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) organization, standing and power; (b) capital structure; (c) subsidiaries; (d) corporate power; (e) authorization to enter into the Merger Agreement; (f) required consents; (g) conflicts with organizational documents, material contracts, laws and orders; (h) FDIC reports; (i) financial statements; (j) legal proceedings; (k) regulatory matters; (l) compliance with laws; (m) material contracts; (n) no brokers; (o) employee benefit plans; (p) labor matters); (q) environmental matters); (r) tax matters; (s) risk management instruments; (t) loans; (u) properties); (v) intellectual property; (w) fiduciary accounts; (x) books and records; (y) insurance; (z) allowance for loan losses; (aa) transactions with affiliates; (bb) customer relationships; (cc) transaction expenses); (dd) fairness opinion; (ee) material facts; and, in the case of the Company, SEC reports; Sarbanes-Oxley and internal accounting controls; and reorganization.

Covenants

The Merger Agreement includes customary covenants of the Company with respect to operation of the business prior to consummation of the Transactions. The Merger Agreement also contains additional covenants of the parties, including, among others, (a) the use of reasonable best efforts to consummate the Merger and (b) preparation and filing of a joint proxy statement (the “Joint Proxy Statement”). Furthermore, the Company’s and FSB’s board of directors are required under the Merger Agreement to recommend that the Company stockholders and FSB stockholders vote in favor of the adoption of the Merger Agreement and the Mergers.

In addition, BMT shall use all commercially reasonable efforts to complete one or more sales of BMT Common Stock prior to the Effective Time resulting in at least $25,000,000 in cash proceeds in the aggregate (the “Capital Raise”).

Conditions to Consummation of the Merger

Consummation of the Merger is generally subject to customary conditions of the respective parties, including (a) the absence of any law or governmental order preventing, enjoining, making illegal or prohibiting the consummation of the Mergers and the other Transactions, (b) the FSB Common Stock and the Assumed Warrants shall be registered with the FDIC under the Exchange Act as of the Effective Time, (c) the FSB Common Stock and the Assumed Warrants shall be listed and authorized for trading on the Selected Exchange as of the Effective Time, and (d) the Capital Raise shall have been consummated or be cable of being consummated substantially concurrently with the Closing.

2

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Effective Times, including (a) upon mutual written consent of BMT and FSB, (b) by either party if (i) the other party has breached any representation, warranty, covenant or agreement and such breach cannot be cured without material delay or is not cured within 20 days following receipt by the breaching party of written notice of such breach, (ii) the Mergers have not been consummated on or prior to December 31, 2022, (iii) the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied; (c) by BMT if (i) in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition, (ii) if FSB shall have breached the covenants; (iii) if the FSB Board shall have failed to make, or altered or modified, its favorable recommendation of this Agreement to FSB shareholders in a manner adverse to BMT and the requisite FSB vote is not obtained at the FSB Meeting; (d) by FSB if the BMT Board shall have failed to make, or altered or modified, its favorable recommendation of this Agreement to BMT stockholders in a manner adverse to FSB and the requisite BMT vote is not obtained at the BMT Meeting.

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, BMT will pay FSB $1,000,000. Further the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, FSB will pay BMT $1,000,000.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement and the Transactions is not complete and is subject to, and qualified in its entirety by, reference to the actual agreement. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company or the other parties at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the SEC.

Additional Agreements

Simultaneously with the execution of the Merger Agreement, certain key employees and directors of FSB entered into non-solicitation and confidentiality agreements, pursuant to which each has agreed, among other things, not to compete with the Company or solicit customers or employees for the prescribed term. Furthermore, simultaneously with the execution of the Merger Agreement, certain shareholders of FSB have entered into the FSB Support Agreement and certain shareholders of BMT have entered into the BMT Support Agreement, pursuant to which each has agreed, among other things, to vote his or her shares of capital stock of FSB or BMT, respectively, in favor of the Merger Agreement and the transactions contemplated thereby. The foregoing summary of the agreements described above does not purport to be complete and is qualified in its entirety by the text of such agreements, which are attached as Annex A (Form of Non-Solicitation and Confidently Agreement), Annex B (Form of FSB Support Agreement) and Annex C (Form of BMT Support Agreement) to the Merger Agreement, attached hereto as Exhibit 2.1, and are incorporated herein by reference.

3

Item 7.01	Regulation FD Disclosure.

On November 15, 2020, the Company issued a press release announcing the execution of the Merger Agreement. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The foregoing (including the information presented in Exhibit 99.1) is being furnished pursuant to Item 7.01 and will not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act. The submission of the information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this Item 7.01, including the information presented in Exhibit 99.1, that is provided solely in connection with Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization and Merger, dated as of November 15, 2021 by and among BM Technologies, Inc., First Sound Bank, FSB Intermediate Merger Subsidiary and BMSF Merger Subsidiary, Inc.
99.1	Press Release dated November 15, 2021 (furnished only).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Important Information About the Proposed Transactions and Where to Find It

This communication is being made in respect of the proposed Transactions involving the Company. In connection with the Transactions described herein, the Company will file relevant materials with the SEC, including a definitive proxy statement for the Company’s shareholders. Promptly after filing the definitive proxy statement with the SEC, the Company will mail the proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTIONS THAT BMTX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, FSB AND THE TRANSACTIONS. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transactions (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to BM Technologies, Inc. at 201 King of Prussia Road, Suite 350, Wayne, PA 19087.

4

Participants in Solicitation

The Company and FSB and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of the Company common stock in respect of the proposed transactions. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s prospectus on Form 424B3 filed with the SEC on September 28, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, general economic conditions, consumer adoption, technology and competition, the ability to enter into new partnerships, regulatory risks, risks associated with the higher education industry and financing, and the operations and performance of the Company’s partners, including white-label partners, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to satisfy closing conditions to the Merger Agreement, including regulatory approval, the ability of FSB and the Company to recognize the anticipated benefits of the proposed transactions, and other factors described in the section entitled “Risk Factors” and in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). The Company’s SEC filings are available publicly on the SEC website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BM Technologies, Inc.

Dated: November 15, 2021	By:	/s/ Luvleen Sidhu
Luvleen Sidhu
Chief Executive Officer

6

Exhibit 2.1

EXECUTED COPY

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF NOVEMBER 14, 2021

BY AND AMONG

BM TECHNOLOGIES, INC.,

FIRST SOUND BANK,

FSB Intermediate MERGER SUBSIDIARY, INC.

AND

BMSF MERGER SUBSIDIARY, INC.

-i-

6.8	Selected Exchange Listing	46

6.9	Exchange Act Registration	46

6.10	Certain Policies	47

6.11	Notification of Certain Matters	47

6.12	Estoppel Letters and Consents	47

6.13	Antitakeover Statutes	47

6.14	Notice to Customers	47

6.15	FSB Employees	48

6.16	Indemnification; Directors and Officers Insurance.	48

6.17	Benefit Plans	49

6.18	FSB Merger Consideration	49

6.19	Capital Raise	49

6.20	Formation of Intermediate Merger Sub; Accession	49

6.21	Formation of BMT Merger Sub; Accession	50

6.22	Section 16 Reporting Requirements	50

6.23	Closing Financial Statements	50

6.24	Tax Matters	51

6.25	Employment Agreements	51

6.26	Loan Due Diligence	51

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE TRANSACTION		51

7.1	Conditions to Each Party’s Obligation to Consummate the Mergers	51

7.2	Conditions to Obligations of FSB	52

7.3	Conditions to Obligation of BMT	53

ARTICLE VIII TERMINATION		55

8.1	Termination	55

8.2	Effect of Termination.	56

-ii-

ARTICLE IX MISCELLANEOUS		58

9.1	Survival of Representations, Warranties and Agreements	58

9.2	Waiver; Amendment	58

9.3	Counterparts	58

9.4	Governing Law; Jurisdiction	58

9.5	Waiver of Jury Trial	58

9.6	Expenses	59

9.7	Notices	59

9.8	Entire Understanding; No Third-Party Beneficiaries	60

9.9	Severability	60

9.10	Enforcement of the Agreement	60

9.11	Waiver of Conditions	60

9.12	Interpretation	60

9.13	Assignment	60

9.14	Alternative Structure	60

ANNEX A	Form of Non-Solicitation and Confidentiality Agreement
ANNEX B	Form of FSB Support Agreement
ANNEX C	Form of BMT Support Agreement

-iii-

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of November 14, 2021 (this “Agreement”), by and among BM Technologies, Inc., a Delaware corporation (“BMT”), First Sound Bank, a Washington state-chartered bank (“FSB”) , and from and after its accession to this Agreement in accordance with Section 6.20, FSB Intermediate Merger Subsidiary, Inc., a Washington corporation (“Intermediate Merger Sub”), and from and after its accession to this Agreement in accordance with Section 6.21, BMSF Merger Subsidiary, Inc., a Delaware corporation (“BMT Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of BMT and FSB have unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction in which Intermediate Merger Sub, a wholly-owned subsidiary of FSB, will on the terms and subject to the conditions set forth herein, merge with and into FSB (the “FSB Merger”), with FSB being the surviving entity in the FSB Merger and the strategic business combination transaction in which BMT Merger Sub, a wholly-owned subsidiary of Intermediate Merger Sub, will on the terms and subject to the conditions set forth herein, merge with and into BMT (the “BMT Merger”), with BMT being the surviving entity in the BMT Merger; (b) determined that this Agreement and such transactions are fair to, and in the best interests of, their respective companies and their respective shareholders; and (c) resolved to recommend that their respective shareholders approve and adopt this Agreement.

WHEREAS, the parties intend that each of the Mergers will qualify as a tax-free transfer to a controlled corporation under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, as a material inducement to BMT to enter into this Agreement, and simultaneous with the execution of this Agreement, (a) each of the executive officers and directors of FSB is entering into an agreement substantially in the form of Annex A hereto (the “Non-Solicitation and Confidentiality Agreement”), pursuant to which each shall agree, among other things, to not solicit customers or employees of FSB for the prescribed term, and (b) each of the executive officers and directors of FSB is entering into an agreement substantially in the form of Annex B hereto (the “FSB Support Agreement”), pursuant to which each shall agree, among other things, to vote his or her shares of capital stock of FSB in favor of the approval and adoption of this Agreement.

WHEREAS, as a material inducement to FSB to enter into this Agreement, and simultaneous with the execution of this Agreement, each of the executive officers and directors of BMT is entering into an agreement substantially in the form of Annex C hereto (the “BMT Support Agreement”), pursuant to which each shall agree, among other things, to vote his or her shares of capital stock of BMT in favor of the approval and adoption of this Agreement.

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means, with respect to FSB or BMT, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, in each case, with respect to BMT, excluding the Capital Raise.

“Adjusted Tangible Common Equity” means FSB’s Common Equity (defined below), as reflected on the Closing Financial Statements, adjusted by: (a) excluding intangible assets (including the exclusion of any deferred tax assets); (b) excluding increases in shareholders’ equity resulting from the exercise of stock options following the date of this Agreement; (c) excluding the recapture of any portion of FSB’s allowance for loan losses following the date of this agreement (d) excluding accumulated comprehensive income or loss; (e) deducting FSB’s Transaction Expenses not paid or accrued, on a tax-adjusted basis; (f) adding back any shareholder litigation or community-based protests expenses; (g) adding back payments to cash-out FSB Options, if made prior to the date of the Closing Financial Statements; and (h) adding back up to $1,400,000 in FSB’s Transaction Expenses as reflected in Schedule 5.2(cc) pursuant to Section 5.2(cc) thereof; whether or not paid or accrued by FSB prior to the Closing Date, on a tax-adjusted basis (to the extent there was a tax benefit recorded by FSB as a result of the incurrence of such expense) based on FSB’s marginal tax rate; provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and FSB’s consolidated balance sheet at December 31, 2020, as included in the FSB Financial Statements; provided, to the extent any FSB’s Transaction Expenses are unknown or cannot be calculated prior to the delivery of the Closing Financial Statements, FSB and BMT shall confer in good faith and agree upon reasonable estimates thereof for purposes of determining FSB’s total Transaction Expenses.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (a) ownership, control or power to vote 25% or more of the outstanding shares of any class of voting securities of such Person, (b) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person, or (c) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither FSB nor any of its Affiliates shall be deemed an Affiliate of BMT for purposes of this Agreement prior to the Effective Times and neither BMT nor any of its Affiliates shall be deemed an Affiliate of FSB for purposes of this Agreement prior to the Effective Times.

“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 9.2.

“Assumed RSU” has the meaning set forth in Section 3.5(a).

“Assumed Warrants” has the meaning set forth in Section 3.6.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BMT” has the meaning set forth in the preamble to this Agreement.

“BMT Board” means the Board of Directors of BMT.

“BMT Certificate of Merger” has the meaning set forth in Section 2.2.

“BMT Common Stock” means the common stock of BMT.

“BMT Effective Time” has the meaning set forth in Section 2.2.

“BMT Meeting” has the meaning set forth in Section 6.5(a).

“BMT Merger” has the meaning set forth in the recitals to this Agreement.

“BMT RSU Award” has the meaning set forth in Section 3.5(b).

“BMT Support Agreement” has the meaning set forth in the recitals to this Agreement.

“BMT Warrant” has the meaning set forth in Section 3.6.

“Burdensome Condition” has the meaning set forth in Section 7.1(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Washington are authorized or obligated to close.

“Capital Raise” has the meaning set forth in Section 6.19.

“Certificate” has the meaning set forth in Section 3.2(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” means the date on which the Effective Times occur.

“Closing Financial Statements” has the meaning set forth in Section 6.23.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Consents” has the meaning set forth in Section 6.12.

“Customer Contract” has the meaning set forth in Section 5.2(bb)(i).

“D&O Insurance” has the meaning set forth in Section 6.16(c).

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“Dissenting Shares” has the meaning set forth in Section 3.1(f).

“DOL” has the meaning set forth in Section 5.2(o)(i).

“Effective Times” means the BMT Effective Time and the FSB Effective Time, together.

“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; or (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to FSB, any entity, trade or business (whether or not incorporated) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes FSB, or that is a member of the same “controlled group” as FSB pursuant to Section 4001(a)(14) of ERISA.

“Evaluation Date” has the meaning set forth in Section 5.3(h).

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Excluded Shares” means shares of BMT Common Stock owned by FSB or BMT, in each case not held (a) in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (b) in respect of a debt previously contracted.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Reports” has the meaning set forth in Section 5.2(h).

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FSB” has the meaning set forth in the preamble to this Agreement.

“FSB Articles” means the Articles of Incorporation of FSB, as amended.

“FSB Benefit Plans” has the meaning set forth in Section 5.2(o)(i).

“FSB Board” means the Board of Directors of FSB.

“FSB Board Recommendation” has the meaning set forth in Section 6.5(a).

“FSB Bylaws” means the Bylaws of FSB, as amended.

“FSB Certificate of Merger” has the meaning set forth in Section 2.3.

“FSB Common Stock” means the common stock of FSB.

“FSB Effective Time” has the meaning set forth in Section 2.3.

“FSB Equity Plan” means the First Bank of 2013 Long Team Equity Incentive Plan.

“FSB Financial Statements” means (a) the audited statements of financial condition (including related notes and schedules, if any) of FSB as of December 31, 2020, 2019 and 2018 and the statements of operations and comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of FSB for each of the three years ended December 31, 2020, 2019 and 2018, (b) the unaudited statements of financial condition (including related notes and schedules, if any) of FSB as of September 30, 2021 and the unaudited statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of FSB for the three and nine months ended September 30, 2021, and (c) the statements of financial condition of FSB (including related notes and schedules, if any) and the statements of operations and comprehensive income and shareholders’ equity (including related notes and schedules, if any) of FSB with respect to the monthly, quarterly and annual periods ending subsequent to September 30, 2021.

“FSB Loan Property” has the meaning set forth in Section 5.2(q).

“FSB Meeting” has the meaning set forth in Section 6.5(a).

“FSB Merger” has the meaning set forth in the recitals to this Agreement.

“FSB Merger Consideration” means an amount per share equal to $7.22, less the quotient of (a) the amount, if any, by which the Adjusted Tangible Common Equity is less than $14,081,000 (the amount of FSB’s Tangible Common Equity as of September 30, 2021), divided by (b) the number of shares of FSB Common Stock outstanding immediately prior to the FSB Effective Time.

“FSB Option” has the meaning set forth in Section 3.4.

“FSB Shareholder Meeting” has the meaning set forth in Section 6.5(a).

“FSB Support Agreement” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, territorial, state, local or foreign court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation, or (c) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Parties” has the meaning set forth in Section 6.16(a).

“IRS” has the meaning set forth in Section 5.2(o)(i).

“Joint Proxy Statement” has the meaning set forth in Section 6.6.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.1(s).

“Material Adverse Effect” means with respect to any party, any effect, change, development or occurrence that (a) is material and adverse to the financial condition, assets, deposits, results of operations, prospects or business of such party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (i) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (ii) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries, (iii) changes in global, national or regional political conditions or general economic or market conditions in the United States and the state of such party’s principal executive office, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (iv) general changes in the credit markets or general downgrades in the credit markets, (v) actions or omissions of a party expressly required by the terms of this Agreement or taken with the prior written consent of the other party or parties in contemplation of the transactions contemplated hereby, (vi) the public announcement or consummation of the transactions contemplated hereby, (vii) any failure, in and of itself, to meet internal projections or forecasts of revenue, net income or any other measure of financial performance to be achieved in the future (but not including any underlying causes thereof), (viii) changes in the market price of such party’s common stock, or (ix) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies in the industry in which such party operates; or (b) would materially impede the ability of such party to perform its obligations under this Agreement or otherwise materially impede the consummation of the transactions contemplated hereby.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.2(m)(i).

“Mergers” means the BMT Merger together with the FSB Merger.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“New FSB Articles” means the Articles of Incorporation of FSB, as amended and restated (a) to provide for a classified board of directors, (b) to increase the number of authorized shares of FSB Common Stock to 1,000,000,000, (c) to increase the number of authorized shares of preferred stock of FSB to 10,000,000, (d) to create a class of non-voting common stock of FSB and, if requested by BMT, (e) to change FSB’s legal name to a name designated by BMT, and (f) to provide for a reverse split of FSB Common Stock, all in a form acceptable to BMT in its sole discretion.

“New FSB Bylaws” means the new Bylaws of FSB, as amended and restated prior to the FSB Effective Time, in a form acceptable to BMT in its sole discretion.

“Non-Solicitation and Confidentiality Agreement” has the meaning set forth in the recitals to this Agreement.

“OREO” means other real estate owned.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” with regard to a party means information set forth in its Disclosure Schedule and, with respect to FSB, also includes information set forth in its financial statements and FDIC Reports, and with respect to BMT, also includes information set forth in its SEC Reports; provided, however, notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information disclosures contained in each section of the Disclosure Schedules shall not be deemed to be disclosed and incorporated by reference to any other Section of the Disclosure Schedules unless (a) such information or disclosure is disclosed on such other applicable section of the Disclosure Schedules, (b) a specific cross-reference to such information or disclosure is made on such other applicable section of the Disclosure Schedules or (c) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of the Disclosure Schedules or this Agreement.

“RCW” means the Revised Code of Washington, as amended.

“Recommendation Change” has the meaning set forth in Section 6.5(a).

“Representatives” has the meaning set forth in Section 6.7(a).

“Requisite BMT Vote” means the approval of the shareholders of BMT required to consummate the Mergers in accordance with the DGCL.

“Requisite FSB Vote” means the approval of the shareholders of FSB required to consummate the Mergers and to approve the New FSB Articles in accordance with the WCBA and the WBCA.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.3(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selected Exchange” means the New York Stock Exchange or, at the election of BMT, the Nasdaq Stock Market.

“Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.

“Support Agreements” means the FSB Support Agreements together with the BMT Support Agreements.

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, net worth, margin, capital production, withholding, social security (or similar excises), abandoned or unclaimed property, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed, by any Governmental Authority responsible for imposition of any such tax (domestic or foreign).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.2(b).

“Transaction Expenses” means all costs, fees and expenses incurred or to be incurred by FSB and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby up to and including the Closing of the Mergers, including but not limited to change-in-control payments, retention and severance payments approved in writing by BMT or Previously Disclosed in Schedule 5.2(cc) pursuant to Section 5.2(cc), the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms (including vendor contracts) in connection with the Mergers that BMT and FSB otherwise mutually agree to terminate on or before the Closing, the amount(s) paid (whether paid by BMT or its Subsidiaries or FSB or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.16(c) hereof and the fees and expenses of their attorneys, accountants, investment bankers and other advisors.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“WBCA” means the Washington Business Corporation Act.

“WCBA” means the Washington Commercial Bank Act, Title 30A of the RCW.

“WDFI” means the Washington State Department of Financial Institutions.

ARTICLE II
THE MERGERS AND RELATED MATTERS

2.1 The Mergers.

(a) The BMT Merger. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the DGCL, at the BMT Effective Time, BMT Merger Sub shall be merged with and into BMT, with BMT as the surviving corporation.

(b) Surviving Entity of BMT Merger. Upon the consummation of the Merger, the separate corporate existence of BMT Merger Sub shall cease and BMT shall continue as the surviving entity under the laws of the State of Delaware. The name of “BM Technologies, Inc.” as the surviving entity of the BMT Merger shall remain “BM Technologies, Inc.” From and after the BMT Effective Time, BMT, as the surviving entity of the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of BMT Merger Sub.

(c) Certificate of Incorporation and Bylaws of the Surviving Entity of the BMT Merger. The Certificate of Incorporation and Bylaws of BMT, as in effect immediately prior to the BMT Effective Time, shall be the Certificate of Incorporation and Bylaws of BMT, as the surviving corporation of the BMT Merger, until either is thereafter amended in accordance with applicable law.

(d) Directors and Officers of the Surviving Entity. The directors and officers of BMT immediately prior to the BMT Effective Time shall be the directors and officers of BMT, as the surviving corporation of the BMT Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

(e) The FSB Merger. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the WBCA and the WCBA, at the FSB Effective Time, Intermediate Merger Sub shall be merged with and into FSB, with FSB as the surviving entity.

(f) Surviving Entity of FSB Merger. Upon the consummation of the FSB Merger, the separate corporate existence of Intermediate Merger Sub shall cease and FSB shall continue as the surviving entity under the laws of the WBCA and the WCBA. The name of “First Sound Bank” as the surviving entity of the FSB Merger shall remain “First Sound Bank” or such other name as designated by BMT. From and after the FSB Effective Time, FSB, as the surviving entity of the FSB Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Intermediate Merger Sub.

(g) Articles of Incorporation and Bylaws of the Surviving Entity of the FSB Merger. The Articles of Incorporation and Bylaws of FSB, as in effect immediately prior to the FSB Effective Time, shall be the New FSB Articles and FSB Bylaws, as the surviving corporation of the FSB Merger, until either is thereafter amended in accordance with applicable law.

(h) Directors and Officers of FSB.

(i) Directors of FSB Following the Mergers. The Parties shall take all necessary action prior to the FSB Effective Time (including by causing directors of FSB to tender an irrevocable resignation as a director effective as of the FSB Effective Time, as necessary) such that as of the FSB Effective Time, the FSB Board shall be comprised of solely ten persons designated by BMT. Each person appointed as a director of FSB pursuant to the preceding sentence shall remain in office as a director of FSB until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the New FSB Articles and the FSB Bylaws.

(ii) Officers of the FSB Following the Mergers. The parties shall take all necessary action so that the officers of FSB shall be comprised of Luvleen Sidhu, Chief Executive Officer and Co-Chairman, an Executive Chairman designated by BMT, and such other persons and titles as shall be agreed upon by BMT and FSB in writing as soon as practicable, and in any event, at least 30 days prior to the FSB Effective Time, Martin A. Steele, President and Chief Operating Officer, Elliott Pierce, Chief Credit Officer, prior to the FSB Effective Time, effective as of immediately following the FSB Effective Time, and as of such time, such persons shall be the only officers of FSB, each to serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the New FSB Articles and the FSB Bylaws.

2.2 BMT Effective Time. As soon as practicable, but in no event later than the tenth calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, BMT and FSB will file, or cause to be filed, with the Delaware Secretary of State a certificate of merger in a form satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to BMT and FSB (the “BMT Certificate of Merger”), effecting the BMT Merger. The BMT Merger provided for herein shall become effective upon the filing of the BMT Certificate of Merger with the Delaware Secretary of State or such later time as specified in the BMT Certificate of Merger. The date of such filing with the Delaware Secretary of State is herein called the “Closing Date.” The “BMT Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

2.3 FSB Effective Time. As soon as practicable, but in no event later than the tenth calendar day after which each of the conditions set forth in Article VII hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, BMT and FSB will file, or cause to be filed, with the WDFI and the Washington Secretary of State a certificate of merger in a form satisfying the applicable requirements of the WBCA and the WCBA and in a form reasonably acceptable to BMT and FSB (the “FSB Certificate of Merger”), effecting the FSB Merger. The FSB Merger provided for herein shall become effective upon the filing of the FSB Certificate of Merger with the WDFI or such later time as specified in the FSB Certificate of Merger. The “FSB Effective Time” of the FSB Merger shall be the time of such filing or as set forth in such filing.

2.4 United States Federal Income Tax Consequences. The Mergers contemplated by this Agreement are intended to qualify as a tax-free transfer to a controlled corporation pursuant to Section 351 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Mergers from qualifying as a tax-free transfer to a controlled corporation under Section 351 of the Code.

ARTICLE III
CONSIDERATION AND EXCHANGE PROCEDURES

3.1 Effect on Capital Stock. At the BMT Effective Time and the FSB Effective Time, respectfully, as a result of the Mergers and without any action on the part of any Person:

(a) Effect on BMT Common Stock. Subject to Section 3.1(d), each share of BMT Common Stock issued and outstanding immediately prior to the BMT Effective Time (other than Excluded Shares) shall be converted into the right to receive one share of FSB Common Stock (the “Exchange Ratio”).

(b) Effect on Outstanding FSB Common Stock. Each share of FSB Common Stock that is issued and outstanding immediately prior to the FSB Effective Time (other than Dissenting Shares) shall be canceled on the books of FSB and will be converted into the right to receive the FSB Merger Consideration subject to possible adjustment pursuant to Section 7.3(k).

(c) Effect on BMT Merger Sub Common Stock. Each share of common stock, par value of BMT Merger Sub issued and outstanding immediately prior to the BMT Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of BMT Common Stock and all such shares shall constitute the only outstanding shares of capital stock of BMT as of immediately following the BMT Effective Time.

(d) Effect on Intermediate Merger Sub Common Stock. Each share of common stock, par value of Intermediate Merger Sub issued and outstanding immediately prior to the FSB Effective Time shall no longer be outstanding and shall thereupon be canceled.

(e) Cancellation of Excluded Shares. Each Excluded Share shall, as a result of the BMT Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled without payment of any consideration therefor and cease to exist.

(f) Dissenting Shares. Any shares of FSB Common Stock held by a Person who dissents from the FSB Merger in accordance with the provisions of the WCBA shall be referred to herein as “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares whose holder, as of the FSB Effective Time, has not effectively withdrawn or lost his or her dissenters’ rights under appliable law and shall not, after the FSB Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. Each holder of Dissenting Shares becomes entitled to payment for his or her FSB Common Stock pursuant to the provisions of applicable law shall receive payment for such Dissenting Shares from BMT (but only after the amount thereof shall have been agreed upon or finally determined pursuant to applicable law).

3.2 Exchange Procedures.

(a) Mailing of Transmittal Material. Provided that FSB or BMT, as the case may be, has delivered, or caused to be delivered, to an independent exchange agent to be selected by BMT and reasonably acceptable to FSB (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly and in no event later than five Business Days following the Closing Date, mail or deliver to each holder of record of a certificate or certificates (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of FSB Common Stock or BMT Common Stock, FSB or BMT, as the case may be, and it being further understood that provisions herein relating to Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) which immediately prior to the Effective Time represented outstanding shares of FSB Common Stock or BMT Common Stock, FSB or BMT, as the case may be, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent) advising such holder of the effectiveness of the Mergers and containing instructions for use in effecting the surrender of such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.1(b), in the case of holders of FSB Common Stock or Section 3.1(a), in the case of holders of BMT Common Stock hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates representing all shares of FSB Common Stock or BMT Common Stock FSB or BMT, as the case may be, covered thereby, subject to the provisions of Section 3.2(e), below.

(b) FSB Deliveries. At the FSB Effective Time, for the benefit of the holders of Certificates, FSB shall deliver to the Exchange Agent cash payable to the holders of FSB Common Stock in exchange therefor pursuant to this Agreement, to be given to the holders of FSB Common Stock in exchange for their Certificates as provided in this Article III and, at the BMT Effective Time, certificates, or at FSB’s option, evidence of shares in book entry form, representing the number of shares of FSB Common Stock issuable to the holders of BMT Common Stock in exchange therefor pursuant to this Agreement, to be given to the holders of BMT Common Stock in exchange for their Certificates as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FSB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) Exchange Agent Deliveries.

(i)   Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of FSB Common Stock into which the aggregate number of shares of BMT Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FSB Common Stock issuable in the BMT Merger, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii) Each outstanding Certificate which prior to the BMT Effective Time represented BMT Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of FSB Common Stock and the right to receive the amount of cash in lieu of any fractional share interest into which such BMT Common Stock shall have been converted. After the BMT Effective Time, there shall be no further transfer on the records of BMT of Certificates representing shares of BMT Common Stock and, if such Certificates are presented for transfer, they shall be canceled against delivery of such Certificates for FSB Common Stock and cash as herein provided.

(d) No Dividends. No dividends or other distributions of any kind which are declared payable to stockholders of record of FSB Common Stock after the BMT Effective Time will be paid to Persons entitled to receive such certificates for shares of FSB Common Stock until such Persons surrender their Certificates representing shares of BMT Common Stock. Upon surrender of such Certificates representing shares of BMT Common Stock, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the shares of FSB Common Stock as to which the record date and payment date occurred on or after the BMT Effective Time and on or before the date of surrender.

(e) Lost or Destroyed Certificates; Issuances of FSB Common Stock in New Names. The Exchange Agent and FSB, as the case may be, shall not be obligated to deliver cash to which a holder of FSB Common Stock or a certificate or certificates representing shares of FSB Common Stock to which a holder of BMT Common Stock would otherwise be entitled as a result of the Mergers until such holder surrenders the Certificate or Certificates representing the shares of FSB or BMT for exchange as provided in this Section 3.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Exchange Agent. If any cash or certificates evidencing shares of FSB Common Stock are to be issued in a name other than that in which the Certificate evidencing FSB Common Stock or BMT Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such payment or exchange pay to the Exchange Agent any transfer or other Tax required by reason of the payment of cash or issuance of a certificate for shares of FSB Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Unclaimed FSB Common Stock. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. FSB and the Exchange Agent shall be entitled to rely upon the stock transfer books of FSB and BMT, as the case may be, to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FSB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FSB Common Stock will be issued in the BMT Merger. In lieu thereof, any holder of FSB Common Stock entitled to receive a fractional share of FSB Common Stock but for this Section 3.3 shall be entitled to receive a cash payment, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (i) such holder’s proportionate interest in a share of FSB Common Stock, and (ii) the price of FSB Common Stock on the Closing Date. All fractional shares to which a single record holder of Shares would otherwise be entitled to receive hereunder shall be aggregated. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share

3.4 Treatment of FSB Stock Options.

(a) At the FSB Effective Time, each outstanding option to purchase shares of FSB Common Stock under the FSB Equity Plan (each, an “FSB Option”) shall be 100% vested and exercisable, and to, (i) all in-the-money FSB Options shall receive cash equal to the excess of the FSB Merger Consideration over the exercise price of the applicable FSB Option, and (ii) all out-of-the-money FSB Options shall be canceled.

(b) At or prior to the FSB Effective Time, FSB, the FSB Board and the compensation committee of the FSB Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.4.

3.5 Treatment of BMT RSU Awards.

(a) BMT RSU Awards. At the BMT Effective Time, by virtue of the BMT Merger and without any action of any Party or any other Person, FSB shall assume each equity incentive plan of BMT. At the BMT Effective Time, each restricted stock unit award in respect of a share of BMT Common Stock subject to vesting, repurchase or other lapse restriction granted under an BMT Stock Plan (a “BMT RSU Award”) that is outstanding immediately prior to the BMT Effective Time shall be assumed and converted into a restricted stock unit award in respect of FSB Common Stock with the same terms and conditions as were applicable under such BMT RSU Award immediately prior to the BMT Effective Time (including vesting terms), and relating to the number of shares of FSB Common Stock equal to the product of (i) the number of shares of BMT Common Stock subject to such BMT RSU Award immediately prior to the BMT Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of FSB Common Stock (an “Assumed RSU”).

(b) Certain Limitations. Notwithstanding the foregoing, in all cases, the exercise price and the number of shares of FSB Common Stock deliverable pursuant to an Assumed RSU shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided above, following the BMT Effective Time, each BMT RSU shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such BMT RSU Awards immediately prior to the BMT Effective Time.

(c) BMT and FSB Actions. Prior to the Closing, the BMT and FSB shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the Assumed Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of FSB Common Stock for delivery upon vesting of Assumed RSUs or otherwise to give effect to the provisions of this Section 3.5(c) no less than five business days prior to Closing, BMT and FSB shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.

3.6 Treatment of BMT Warrants. Each warrant representing the right to purchase shares of BMT Common Stock issued and outstanding as of the BMT Effective Time (each a “BMT Warrant”) shall by virtue of the BMT Merger and without any action of any Party or any other Person, shall b hyu6e assumed by FSB. At the BMT Effective time each BMT Warrant, shall, automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of BMT Common Stock and shall be converted into a warrant to purchase such number of shares of FSB Common Stock determined in accordance with the terms of such BMT Warrant (the “Assumed Warrants”). Prior to the Closing, BMT and FSB shall take, or cause to be taken, all necessary or appropriate actions under or in connection with the BMT Warrants, including to reserve for issuance a sufficient number of FSB Common Stock for delivery upon exercise thereof following the BMT Effective Time, or otherwise to give effect to the provisions of this Section 3.6; no less than five business days prior to Closing, BMT and FSB shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.

3.7 Anti-Dilution Provisions. If, between the date hereof and the BMT Effective Time or the FSB Effective Time, as the case may be, the shares of FSB Common Stock or BMT Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio and FSB Merger Consideration shall be adjusted accordingly; provided that for avoidance of doubt, the offering or sale of BMT Common Stock or securities convertible into BMT Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the BMT Common Stock.

3.8 Withholding Rights. FSB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of BMT Common Stock or BMT RSU Awards, such amounts as FSB is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Before making any such deduction or withholding, FSB (or the Exchange Agent, as applicable) shall give the holder of shares of BMT Common Stock or BMT RSU Awards notice of the intention to make such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver a nonforeign seller affidavit, or any withholding on compensatory payments made in connection with this Agreement) and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three Business Days before such deduction or withholding is required, in order for the holder of shares of BMT Common Stock or BMT RSU Awards to obtain reduction of or relief from such deduction or withholding. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of BMT Common Stock or BMT RSU Awards as applicable, in respect of which such deduction and withholding was made by FSB.

ARTICLE IV
ACTIONS PENDING THE MERGER

4.1 Forbearances of FSB. From the date hereof and until the Effective Times, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of BMT, FSB will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in compliance with all laws and prudent business and banking practices, or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the issuance of or creation of, any additional shares of stock or any Rights or permit any shares of stock to become subject to grants of employee or director stock options or other Rights, (ii) adjust, split, combine or reclassify any capital stock, (iii) enter into any agreement, understanding or arrangement with respect to the sale or voting of common stock, or (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock or equity interests.

(c) Dividends. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, amend, renew or accelerate the vesting or payment under, any employment, consulting, severance, change in control, bonus, salary continuation or other similar agreements, arrangements or benefit plans with any current or former director, officer or employee or grant any salary or wage increase or award any incentive or other bonus payment or increase any employee benefit (including incentive or bonus payments), except (i) for other changes that are required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed, or (iii) normal annual merit salary increases made in the ordinary course of business consistent in amount and timing with past practices to employees (other than executive officers), but not exceeding 3.0% for any individual employee or more than 3.0% in the aggregate for all employees (based upon salaries in effect as of September 30, 2021), and (iv) normal annual 2021 employee performance bonuses for which the expense amounts have already been accrued and are scheduled to be paid by FSB on or about March 2022.

(e) Hiring. Hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed or (ii) to fill any vacancies arising after the date hereof and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the transactions contemplated hereby or the consummation thereof.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to a FSB Benefit Plan, in respect of any current or former director, officer or employee or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, other than actions related to the transactions contemplated by this Agreement, except (i) as may be required by applicable law; (ii) to satisfy contractual obligations existing as of the date hereof as Previously Disclosed; or (iii) in accordance with annual renewals consistent with past business practices and as Previously Disclosed.

(g) Dispositions. Sell, transfer, mortgage, license, encumber or otherwise dispose of or discontinue any of its assets, rights, deposits, business or properties outside the ordinary course of business in a transaction that (i) individually is greater than $50,000 or (ii) together with all other such transactions is greater than $100,000; provided, however, no such transactions shall be permitted with any of its Affiliates.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), all or any portion of the assets, business, securities (other than as permitted by Section 4.1(r)), deposits or properties of any other Person, including by merger or consolidation, purchasing any equity interest in or making any investment in a partnership or joint venture.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the FSB Articles, FSB Bylaws, or any other governing documents of FSB or any of its Subsidiaries or (except as provided for herein to adopt the New FSB Articles), enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l) Contracts. Terminate, cancel or request any change in, or agree to any change in, or enter into any contract or agreement that calls for one-time or aggregate annual payments of $50,000 or more and is not terminable at will or on 30 days or less notice without payment of a premium or penalty; provided, that, BMT’s consent shall not be unreasonably withheld and such consent shall be deemed granted if FSB does not receive BMT’s consent thereto (via e-mail, fax or otherwise in writing) within five Business Days after BMT’s receipt of written notice of FSB’s written request by FSB for such consent.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment of an amount which exceeds $25,000 in excess of amounts contributed by insurance and/or would impose any material restriction on its business.

(n) Banking Operations. Enter into any new line of business; introduce any new products or services; change its lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office servicing center or other facility.

(o) Marketing. Introduce any new marketing campaigns or any new sales compensation or incentive programs or arrangements.

(p) Derivatives Contracts. Enter into any Derivatives Contract.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, escrow balances, federal funds purchased, cash management accounts, and FHLB advances which, in each case, have a maturity of less than one year and are incurred in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice; provided, that, BMT’s consent shall not be unreasonably withheld and such consent shall be deemed granted if FSB does not receive BMT’s consent thereto (via e-mail, fax or otherwise in writing) within four Business Days after BMT’s receipt of written notice of FSB’s written request by FSB for such consent.

(r) Investment Securities. Acquire or otherwise invest in (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any (i) Equity Investment, or (ii) debt security other than in the ordinary course of business consistent with past practice.

(s) Loans. Make any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) or renewal or extension thereof to any Person which, when aggregated with all outstanding Loans, commitments for Loans or renewals or extensions thereof made to such Person or any affiliate or immediate family member of such Person, exceeds $3,000,000, without first submitting complete loan package information, customarily submitted to the FSB Board or the loan committee thereof in connection with obtaining approval of such action, to BMT’s chief executive officer for review at least two full Business Days prior to taking such action; provided, that, if BMT reasonably objects (via e-mail, fax or otherwise in writing) to such Loan or renewal or extension prior to the end of that second Business Day, then FSB shall not make such Loan or renewal or extension thereof, except that FSB may extend the term of any existing Loan for a period of up to ninety days on terms that are identical or more favorable to FSB (as compared to the terms in effect on the date hereof) without compliance with the foregoing restrictions.

(t) Loan Modifications. Make any modification to any outstanding Loan to any Person, which exceeds $3,000,000, without first submitting complete loan package information, customarily submitted to the FSB Board or its loan committee in connection with obtaining approval of such action, to the chief executive officer of BMT for review at least two full Business Days prior to taking such action and if BMT reasonably objects (via e-mail, by fax or otherwise in writing) to such modification prior to the end of that second Business Day, then FSB shall not make such modification.

(u) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v) Adverse Actions. Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Times or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(w) Payments. Accelerate the payment of any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice; provided, that, BMT’s consent shall not be unreasonably withheld and which consent shall be deemed granted if BMT has not provided FSB (via e-mail, fax or by other means) a written objection to such action within five Business Days after BMT’s receipt of a written request by FSB for such consent.

(x) Taxes. Make or change any material Tax election or method of Tax accounting, settle, compromise or otherwise finally resolve any material Tax liability, or file any amended Tax Return with respect to a material amount of Taxes up to and including the Closing Date.

(y) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the transactions contemplated hereby to be subject to the provisions of any state antitakeover law or state or territorial law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(z) Affiliate Transactions. Enter into any transaction, commitment, arrangement or other activity with a related entity, Affiliate or Subsidiary, except for transactions that are in the ordinary course of business consistent with past practice.

(aa) Interest on Deposits. Increase the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices and otherwise consistent with general economic and competitive conditions in such party’s market area.

(bb) Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

4.2 Forbearances of BMT. From the date hereof and until the Effective Times, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FSB, BMT will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in compliance with all materials law and prudent business practices, or fail to use commercially reasonable best efforts to preserve its business organization, and preserve for itself and the other parties the goodwill of its customers and others with whom business relations exist.

(b) Adverse Actions. Take or fail to take any action: (i) that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Times or (B) any of the conditions to the transactions contemplated hereby set forth in this Agreement not being satisfied, or (ii) which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement.

(c) Commitments. Enter into any contract with respect to, or otherwise agree, authorize or commit to take, or publicly recommend, propose or announce an intention to take, any of the foregoing actions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, FSB has delivered to BMT, and BMT has delivered to FSB, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or to one or more of its covenants contained in Article IV or Article VI. Any information set forth in any one section of a party’s Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of that party’s Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

5.2 Representations and Warranties of FSB. FSB hereby represents and warrants to BMT that, except as Previously Disclosed:

(a) Organization, Standing and Authority. FSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. FSB is duly authorized by the WDFI to conduct business as a commercial bank under the laws of state of Washington. Each other Subsidiary of FSB is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. FSB and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FSB. FSB and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of FSB to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby. The deposit accounts of FSB are insured by the FDIC, in the manner and to the maximum extent provided by applicable law, and FSB has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the FSB Articles, FSB Bylaws and the other governing documents of FSB and its Subsidiaries which have been previously made available to BMT are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of FSB and its Subsidiaries contain true, complete and correct records in all material respects of all meetings and other corporate actions held or taken by their respective boards of directors (including committees of their respective boards of directors), as well as the shareholders of FSB and its Subsidiaries through the date hereof.

(b) Capital Structure.

(i) The authorized capital stock of FSB consists of (A) 3,250,000 shares of FSB Common Stock, of which 3,154,568 are issued and outstanding, and (B) zero shares of preferred stock, of which none are issued and outstanding. FSB does not have any other shares of capital stock authorized, designated, issued or outstanding. All outstanding shares of FSB’s capital stock (1) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the FSB Articles, the FSB Bylaws or any agreement to which FSB is a party, and (2) have been offered, sold, issued and delivered by FSB in all material respects in compliance with all applicable laws. There are no declared or accrued but unpaid dividends with respect to any shares of FSB capital stock. The shares of FSB Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Times, all such shares will be fully paid, nonassessable and free of preemptive rights.

(ii) Other than the FSB Equity Plan, FSB has never adopted, sponsored or maintained any stock option or equity incentive plan or any other plan or agreement providing for equity compensation to any Person.

(iii) There are 95,000 FSB Options issued and outstanding. Schedule 5.2(b)(iii) lists, for each FSB Option outstanding under the FSB Equity Plans, the registered holder, the exercise price, the number of shares underlying such option, the vesting schedule and number of options vested, the grant date, the exercise date and whether such option qualifies as an incentive stock option under the Code. Other than such options, there are no Rights or agreements obligating FSB to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any FSB capital stock or any capital stock or equity or other ownership interest of FSB or obligating FSB to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Right, whether issued under the FSB Equity Plan or otherwise. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to FSB.

(iv) Except for the Support Agreements, there are no (A) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of FSB to which FSB is a party, by which FSB is bound, or of which FSB has knowledge, or (B) agreements or understandings to which FSB is a party, by which FSB is bound, or of which FSB has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any FSB capital stock.

(c) Subsidiaries. FSB owns all of the issued and outstanding shares of, free and clear of all Liens. Schedule 5.2(c) of the Disclosure Schedule sets forth each of FSB’s Subsidiaries, and the ownership interest of FSB in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each Subsidiary of FSB have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of FSB authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights. Other than the Subsidiaries of FSB, FSB does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Power. Each of FSB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FSB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(e) Corporate Authority.

(i) This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of FSB and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. No other corporate or shareholder action, other than receipt of the Requisite FSB Vote, is necessary or required to authorize and approve this Agreement or the transactions contemplated hereby. FSB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BMT, this Agreement is a valid and legally binding obligation of FSB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) The FSB Board, by a unanimous vote thereof, has adopted resolutions (A) determining that this Agreement and the transactions contemplated herein, including the Merger and the adoption of the New FSB Articles, are fair to, and in the best interests of, FSB and its shareholders, (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger and the adoption of the New FSB Articles and (C) recommending that FSB’s shareholders approve and adopt this Agreement and the New FSB Articles.

(f) Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FSB or any of its Subsidiaries in connection with the execution, delivery or performance by FSB or BMT Merger Sub of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and approvals or waivers by, the FDIC, the WDFI and under the HSR Act, as required, (ii) filings with the SEC and state securities authorities, as applicable, in connection with the solicitation of the Requisite BMT Vote, (iii) the registration of FSB Common Stock with the FDIC under the Exchange Act, (iv) applications for the listing of FSB Common Stock and Assumed Warrants on the Selected Exchange, (v) the filing of the BMT Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) the filing of the FSB Certificate of Merger with the WDFI and the Secretary of State of the State of Washington pursuant to the WBCA and the WCBA and (vii) the Requisite FSB Vote and (viii) the Requisite BMT Vote.

(g) No Conflict. The execution and delivery by FSB of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the FSB Articles, the FSB Bylaws, any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite FSB Vote), and (ii) except as set forth in Schedule 5.2(g) of the Disclosure Schedule, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which FSB or any of its Subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which FSB or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of FSB or any of its Subsidiaries.

(h) FDIC Reports. FSB has previously delivered or made available to BMT accurate and complete copies of the regulatory reports filed with the FDIC and WDFI (the “FDIC Reports”) as of and for the years ended December 31, 2020, 2019 and 2018, which include the FSB financial statements referenced in Section 5.2(i) below.

(i) Financial Statements; Material Adverse Effect.

(i) FSB has previously delivered or made available to BMT accurate and complete copies of the FSB Financial Statements. The FSB Financial Statements as of and for the years ended December 31, 2020, 2019 and 2018 are accompanied by the audit reports of Moss Adams, LLP. The FSB Financial Statements fairly present or, with respect to those as of any date or for any period ending after the date of this Agreement, will fairly present, the financial condition of FSB as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows (if applicable) of FSB for the respective periods or as of the respective dates set forth therein.

(ii) The FSB Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of FSB have been conducted in accordance with generally accepted auditing standards of the United States of America.

(iii) Except as Previously Disclosed, since January 1, 2021, FSB has not incurred any liability other than in the ordinary course of business consistent with past practice.

(iv) Except as Previously Disclosed, since January 1, 2021, (A) FSB has conducted its business in the ordinary and usual course consistent with past practice, (B) FSB has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.1 hereof, and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to FSB.

(j) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FSB or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to FSB, and, to the knowledge of FSB, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither FSB nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to FSB.

(k) Regulatory Matters.

(i) FSB and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially the correct form the monthly, quarterly and annual reports required to be filed by them under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and FSB has previously delivered or made available to BMT accurate and complete copies of all such reports. Except as Previously Disclosed, in connection with the most recent examination of FSB and its Subsidiaries by the appropriate Governmental Authorities, neither FSB nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FSB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FSB.

(ii) None of FSB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FSB or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. FSB and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii) Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2019 or has pending any proceeding, enforcement action or, to the knowledge of FSB, investigation or inquiry into the business, operations, policies, practices or disclosures of FSB or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of FSB and its Subsidiaries), or, to the knowledge of FSB, threatened any of the foregoing.

(iv) The most recent regulatory rating given to FSB as to compliance with the Community Reinvestment Act is “Satisfactory” or better. Since the last regulatory examination of FSB with respect to Community Reinvestment Act compliance, FSB has not received any complaints as to Community Reinvestment Act compliance, and no proceedings are pending, nor to the knowledge of FSB, threatened with respect to any violations of consumer fair lending laws or regulations.

(l) Compliance With Laws. Each of FSB and its Subsidiaries:

(i) is and at all times since January 1, 2019 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has and at all times since January 1, 2019 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of FSB, no suspension or cancellation of any of them is pending or threatened;

(iii) has received, since January 1, 2019, no notification or communication from any Governmental Authority (A) asserting that FSB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces and which have not been corrected or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of FSB, do any grounds for any of the foregoing exist); and

(iv) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements, (A) has designed disclosure controls and procedures to ensure that material information is made known to its management on no less than a quarterly basis, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(m) Material Contracts; Defaults.

(i) Except as Previously Disclosed, neither FSB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of FSB or any of its Subsidiaries to indemnification from FSB or any of its Subsidiaries, (C) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (D) which is with or to a labor union or guild (including any collective bargaining agreement), (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB and the Federal Reserve, and sales of securities subject to repurchase, or similar obligation, in each case, in the ordinary course of business), (F) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or business of FSB or any of its Subsidiaries, (G) which involves the purchase or sale of assets with a purchase price of $50,000 or more in any single case or $100,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (I) which provides for the payment by FSB or any of its Subsidiaries of payments upon a change of control thereof, (J) which is a lease for any real or material personal property owned or presently used by FSB or any of its Subsidiaries, (K) which materially restricts the conduct of any business by FSB or any of its Subsidiaries or limits the freedom of FSB or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict FSB or any of its Subsidiaries after consummation of the transactions contemplated hereby) or which requires exclusive referrals of business or requires FSB or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, (L) which relates to a partnership or joint venture or similar arrangement, (M) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions, (N) which is with respect to, or otherwise commits FSB or any of its Subsidiaries to do, any of the foregoing, or (O) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) (all of the foregoing collectively, “Material Contracts”).

(ii) Each Material Contract is valid and binding on FSB or its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of FSB or its Subsidiaries, is valid and binding on the other parties thereto. None of FSB and its Subsidiaries or, to the knowledge of FSB and its Subsidiaries, any other parties thereto, is in material default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by FSB or any of its Subsidiaries is currently outstanding.

(iii)   All outstanding loans from FSB or any of its Subsidiaries to their respective officers and directors have been Previously Disclosed, and except as Previously Disclosed, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(n) No Brokers. Other than FSB’s engagement of Keefe, Bruyette & Woods, Inc., no action has been taken by FSB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(o) Employee Benefit Plans.

(i) Schedule 5.2(o)(i) lists all benefit and compensation plans, contracts, policies or arrangements that are maintained, sponsored, or contributed to by FSB or any of its Subsidiaries or with respect to which FSB or any of its Subsidiaries has or may have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (each, a “FSB Benefit Plan”, and collectively, the “FSB Benefit Plans”). FSB has previously made available to BMT true and complete copies of (A) all FSB Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any FSB Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Sections 103(a)(3) and 103(e) of ERISA with respect to each FSB Benefit Plan; (C) for each FSB Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS (or, in the case of a FSB Benefit Plan maintained pursuant to the adoption of a prototype or volume submitter document a copy of an opinion or notification letter issued by the IRS to the sponsor of the prototype or volume submitter document upon which FSB is entitled to rely stating that the form of the prototype or volume submitter plan document is acceptable for the establishment of a qualified retirement plan), for each FSB Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each FSB Benefit Plan; (F) the most recent actuarial report, if any relating to each FSB Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each FSB Benefit Plan required to provide summary annual reports by Section 104 of ERISA. Schedule 5.2(o)(i) sets forth for each FSB Benefit Plan, (1) a brief summary of the FSB Benefit Plan, (2) each participant in the FSB Benefit Plan, and (3) the amounts paid or to be paid, or accrued or to be accrued by FSB in connection with this Agreement and the transactions contemplated herein under each FSB Benefit Plan.

(ii) Each FSB Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such FSB Benefit Plan is maintained. Each FSB Benefit Plan that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the IRS as to its tax-qualified status (or is maintained on an IRS-approved prototype or volume submitter document), and no event has occurred since the date of issuance of such letter that would reasonably be expected to jeopardize the tax-qualified status of such plan. There is no material pending or, to FSB’s knowledge, threatened litigation relating to the FSB Benefit Plans. Neither FSB nor any of its Subsidiaries has engaged in a transaction with respect to any FSB Benefit Plan or Pension Plan that could subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no audits, investigations, or examinations pending before the IRS, DOL or other governmental agency with respect to any FSB Benefit Plan.

(iii) Neither FSB nor any of its Affiliates maintains, sponsors or contributes to any (A) “defined benefit plan” (as defined in Section 3(35) of ERISA), (B) “pension plan” (as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (iii) “multiemployer plan” (as defined in Section 3(37) of ERISA.

(iv) All contributions required to be made under the terms of any FSB Benefit Plan have been timely made.

(v) Neither FSB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any FSB Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. FSB and its Subsidiaries may amend or terminate any such FSB Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a FSB Benefit Plan that could subject FSB or its Subsidiaries to a material tax under Section 4980B of the Code.

(vi) Except as Previously Disclosed, neither the execution of this Agreement nor consummation of the transactions contemplated hereby, either alone or in connection with a subsequent event, (A) entitle any employees or any current or former director or independent contractor of FSB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FSB Benefit Plans, (C) result in any breach or violation of, or a default under, any of the FSB Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (E) result in any payment or portion of any payment that would not be deductible by FSB under Section 162(m) of the Code when paid.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each FSB Benefit Plan. All required tax filings with respect to each FSB Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(viii) No FSB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(ix) Each FSB Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(p) Labor Matters. FSB and its Subsidiaries are not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FSB or its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FSB or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FSB’s or its Subsidiaries’ knowledge, threatened, nor is FSB or its Subsidiaries aware of any activity involving FSB’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. FSB and its Subsidiaries have paid in full all wages, salaries, commissions, bonuses, benefits and other compensation due to its employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. To the knowledge of FSB, no employee of FSB or any of its Subsidiaries is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by FSB or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(q) Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose on FSB or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to the knowledge of FSB, threatened against FSB or its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSB. Except as Previously Disclosed, to the knowledge of FSB, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSB. FSB and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. Except as Previously Disclosed, to FSB’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by FSB or its Subsidiaries, or any property in which FSB or its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“FSB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to FSB. Neither FSB nor any of its Subsidiaries could reasonably be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any FSB Loan Property or any property of FSB or its Subsidiaries which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to FSB. Neither FSB nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither FSB nor any of its Subsidiaries nor, to FSB’s knowledge, any Person whose liability FSB or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. FSB and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. To FSB’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving FSB or any of its Subsidiaries, any currently or formerly owned or operated property, any FSB Loan Property, or, to FSB’s knowledge, any Person whose liability FSB or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against FSB or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any FSB Loan Property or property of FSB or any of its Subsidiaries. FSB has provided to BMT true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to FSB or any of its Subsidiaries and any currently or formerly owned or operated property.

(r) Tax Matters.

(i) Neither FSB nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Mergers from qualifying as a tax-free transfer to a controlled corporation under Section 351 of the Code.

(ii) FSB and each of its Subsidiaries have timely filed all material Tax Returns required to have been filed, taking into account any properly granted extensions of time to file, with the appropriate taxing authorities, such Tax Returns are true, correct and complete in all material respects and none of such Tax Returns has been amended.

(iii) All material Taxes required to be paid or remitted by FSB or any of its Subsidiaries on or before the date hereof have been so paid or remitted, including all Taxes shown as due and owing on all Tax Returns.

(iv) FSB and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes in connection with any amounts paid or owing to any employee, independent contractor, client, depositor, customer, account holder, creditor, shareholder or other third party.

(v) Neither FSB nor any of its Subsidiaries has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(vi) Neither FSB nor any of its Subsidiaries has engaged in any transaction that would constitute a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(vii) The unpaid Taxes of FSB and each of its Subsidiaries (A) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary difference between book and Tax income) as shown on FSB’s balance sheet dated September 30, 2021 and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FSB in filing its Tax Returns.

(viii) There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FSB or any of its Subsidiaries.

(ix) There is no audit or other proceeding with respect to Taxes by any Governmental Authority pending or being conducted with respect to FSB or any of its Subsidiaries.

(x) Neither FSB nor any of its Subsidiaries has received from any taxing authority (including jurisdictions in which FSB and its Subsidiaries have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review, (B) written request for information related to Tax Matters or (C) written notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Authority against FSB or any of its Subsidiaries.

(xi) Neither FSB nor any of its Subsidiaries is a party to or bound by any tax sharing agreement except with each other.

(xii) Neither FSB nor any of its Subsidiaries has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than any group of which FSB is the common parent.

(xiii) Neither FSB nor any of its Subsidiaries is currently liable, nor does FSB or any of its Subsidiaries have any potential liability, for the Taxes of another Person (A) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (B) as transferee or successor, or (C) by contract (other than a contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or indemnity or otherwise.

(xiv) Neither FSB nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(xv) Neither FSB nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(xvi) Neither FSB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code or similar state and local Tax law, (B) any “closing agreement” as described in Section 7121 of the Code or similar state or local Tax law executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, (E) any item having been reported on the completed contract method of accounting or the percentage of completion method of accounting, (F) election under Section 108(i) of the Code, or (G) other action taken prior to the Closing Date.

(xvii) Neither FSB nor any of its Subsidiaries has (A) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (or any similar provision of state or local law), (B) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligation in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, or (C) claimed any employee retention credits under the Coronavirus Aid, Relief, and Economic Security (CARES) Act (or any similar provision of state or local law).

(xviii) FSB and each of its Subsidiaries uses the accrual method of accounting for U.S. federal income Tax purposes.

(s) Risk Management Instruments. Except as Previously Disclosed, neither FSB nor any of its Subsidiaries is a party to, nor has any agreed to enter into, a Derivatives Contract.

(t) Loans; Nonperforming and Classified Assets.

(i) Except as Previously Disclosed, each Loan on the books and records of FSB or any of its Subsidiaries was made and has been serviced in all material respects in accordance with its customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of FSB, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii) FSB has Previously Disclosed as of the latest practicable date prior to the date of this Agreement: (A) any Loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of FSB, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by FSB or any of its Subsidiaries, or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director or executive officer of FSB or any of its Subsidiaries, or to the knowledge of FSB, any Person controlling, controlled by or under common control with, any of the foregoing.

(iii) FSB has Previously Disclosed a list and description of all loan participations entered into between FSB or any of its Subsidiaries and any third party which are reflected on the books and records of FSB or any of its Subsidiaries. A true and complete copy of each document relating to each loan participation has been delivered to BMT, with the exception of loan files for loans guaranteed or unguaranteed by the SBA or another Governmental Authority and sold in the ordinary course of business.

(u) Properties. All real property owned or leased by FSB or any of its Subsidiaries has been Previously Disclosed. Except as Previously Disclosed, with respect to such real property that is owned by FSB or any of its Subsidiaries other than OREO, FSB has good and marketable and insurable title, free and clear of all Liens, leases or other imperfections of title or survey, except (A) Liens for current taxes and assessments not yet due and payable and for which adequate reserves have been established, (B) Liens set forth in policies for title insurance of such properties delivered to BMT, and including, but not limited to the matters Previously Disclosed, (C) survey imperfections set forth in surveys of such properties delivered to BMT, or (D) as Previously Disclosed. With respect to such real property that is leased by FSB or any of its Subsidiaries, FSB has a good and marketable leasehold estate in and to such property (except for the matters described in clauses (A)-(D) hereof). FSB has delivered true, correct and complete copies of such lease(s), together with all amendments thereto, to BMT; any such lease is in full force and effect and will not lapse or terminate prior to the Closing Date; neither FSB nor any of its Subsidiaries nor, to FSB’s knowledge, the landlord thereunder, is in default of any of their respective obligations under any such lease and any such lease constitutes the valid and enforceable obligations of the parties thereto; the transactions contemplated hereby will not require the consent of any landlord under any such lease, or such consent shall have been obtained; and, with respect to any mortgage, deed of trust or other security instrument which establishes a Lien on the fee interest in any real property subject to any such lease (which Lien is superior to such lease), FSB or its Subsidiaries has the benefit of a non-disturbance agreement from the holder or beneficiary of such mortgage, deed of trust or other security instrument that provides that FSB’s or its Subsidiaries’ use and enjoyment of the real property subject to such lease will not be disturbed as a result of the landlord’s default under any such mortgage, deed of trust or other security instrument, provided FSB and its Subsidiaries are not in default of any of their obligations pursuant to any such lease beyond the expiration of any notice and cure periods. FSB shall not be required to obtain any non-disturbance agreements under this Agreement. Except as Previously Disclosed, all real and personal property owned by FSB or its Subsidiaries or presently used by any of them is in good condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with its past practices. FSB and its Subsidiaries have good and marketable and insurable title, free and clear of all Liens to all of their material properties and assets, other than real property, except (1) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (2) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and as Previously Disclosed, and (3) as Previously Disclosed. All personal property which is material to FSB’s or its Subsidiaries’ business and leased or licensed by FSB or its Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Times.

(v) Intellectual Property. Each of FSB and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of any material Liens, all of which have been Previously Disclosed by FSB, and FSB and its Subsidiaries have not received any notice of conflict or allegation of invalidity with respect thereto or that asserts the intellectual property rights of others. To the knowledge of FSB, the operation of the business of FSB and its Subsidiaries does not infringe or violate the intellectual property of any third party. FSB and its Subsidiaries have performed in all material respects all the obligations required to be performed by them and they are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(w) Fiduciary Accounts. FSB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws, regulations and common laws. Neither FSB nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(x) Books and Records. The books, records, systems, data and information of FSB and its Subsidiaries (A) have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of FSB and its Subsidiaries, and (B) are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FSB and its Subsidiaries (including all means of access thereto and therefrom).

(y) Insurance. FSB has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by FSB or any of its Subsidiaries. FSB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of FSB have reasonably determined to be prudent in accordance with industry practices; all of the material insurance policies, binders, or bonds currently maintained by FSB and its Subsidiaries are in full force and effect; neither FSB nor any of its Subsidiaries is in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(z) Allowance For Loan Losses. FSB’s allowance for loan losses is, and shall be as of the Closing Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP, applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(aa) Transactions With Affiliates. All “covered transactions” between FSB and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(bb) Customer Relationships.

(i) Each customer of FSB has been in all material respects originated and serviced (A) in conformity with the applicable policies of FSB (but subject to customary policy exceptions), (B) in accordance with the terms of any applicable agreement, contract, instrument, undertaking, note, or other legally binding commitment or obligation, whether written or oral, governing the relationship with such customer (each, a “Customer Contract”), (C) in accordance with any instructions received from such customer and his or her authorized representatives and authorized signers, (D) consistent with such customer’s risk profile, and (E) in compliance with all applicable laws and FSB’s constituent documents, including any policies and procedures adopted thereunder. Each Customer Contract has been duly and validly executed and delivered by FSB and, to the knowledge of FSB, the other contracting parties; each such Customer Contract constitutes a valid and binding obligation of the parties thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles); and FSB and the other parties thereto have duly performed in all material respects their obligations thereunder.

(ii) No Customer Contract provides for any material reduction of fees charged (or in other compensation payable to or from FSB thereunder) by reason of this Agreement.

(iii) Each account opening document, customer disclosure statement and other Customer Contract conforms in all material respects to the forms that FSB has previously made available to BMT.

(cc) Transaction Expenses. Schedule 5.2(cc) sets forth a true, accurate and complete list of the reasonably anticipated Transaction Expenses. FSB will update Schedule 5.2(cc) within five Business Days prior to the Closing.

(dd) Fairness Opinion. The FSB Board has received the written opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date), to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the FSB Merger Consideration is fair to the holders of FSB Common Stock from a financial point of view.

(ee) Material Facts. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of FSB to BMT pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

5.3 Representations and Warranties of BMT.  BMT hereby represents and warrants to FSB that, except as Previously Disclosed:

(a) Organization, Standing and Authority. BMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Subsidiary of BMT is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. BMT and each of its Subsidiaries is licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on BMT. BMT and each of its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except where the failure to be so authorized would not materially impair the ability of BMT to perform its obligations under this Agreement or otherwise materially impede consummation of the transactions contemplated hereby.

(b) Corporate Power. Each of BMT and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BMT has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, subject to receipt of all necessary approvals of Governmental Authorities.

(c) Corporate Authority.

(i) This Agreement and the transactions contemplated hereby have been authorized and approved by all necessary corporate action of BMT and its Subsidiaries on or prior to the date hereof and will remain in full force and effect through the Closing. Subject to receipt of the Requisite BMT Vote, no other corporate or shareholder action on the part of BMT is necessary or required to authorize and approve this Agreement. BMT has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FSB, this Agreement is a valid and legally binding obligation of BMT, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) The BMT Board, by a unanimous vote thereof, has adopted resolutions (A) determining that this Agreement and the transactions contemplated herein, including the Merger, are fair to, and in the best interests of, BMT and its stockholders, and (B) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger.

(d) Approvals. No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BMT or any of its Subsidiaries in connection with the execution, delivery or performance by BMT of this Agreement, except for (i) filings of applications or notices with, and approvals or waivers by, the FDIC, the WDFI and under the HSR Act, as required, (ii) filings with the SEC and state securities authorities, as applicable, in connection with the solicitation of the Requisite BMT Vote, (iii) the registration of FSB Common Stock with the FDIC under the Exchange Act, (iv) applications for the listing of FSB Common Stock and Assumed Warrants on the Selected Exchange, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) the Requisite FSB Vote and (vii) the Requisite BMT Vote.. As of the date hereof, FSB is not aware of any reason why the approvals set forth above will not be received in a timely manner and without the imposition of a Burdensome Condition.

(e) Capitalization. As of the date hereof, the authorized capital stock of BMT consists solely of 1,000,000,000 shares of BMT Common Stock, of which 12,206,378 shares were issued and outstanding as of the close of business on November 12, 2021, and 1,000,000 shares of BMT preferred stock, of which no shares were issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of BMT are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of BMT. There are no declared or accrued but unpaid dividends with respect to any shares of BMT capital stock. All of the outstanding shares of capital stock of each of BMT’s Subsidiaries are owned by BMT free and clear of any Liens and there are not outstanding Rights with respect to any shares of any Subsidiary’s capital stock. Except as specified in the SEC Reports or as may be issued or issuable pursuant to the Capital Raise: (i) no shares of BMT’s outstanding capital stock are subject to preemptive rights or any other similar rights; and (ii) as of the date hereof, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of BMT or contracts, commitments, understandings or arrangements by which BMT or a Subsidiary is or may become bound to issue additional shares of capital stock of BMT or a Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of BMT or a Subsidiary, other than those issued or granted pursuant to contracts or equity or incentive plans or arrangements described in the SEC Reports.

(f) SEC Reports. BMT’s Annual Report on Form 10-K for the year ended December 31, 2020 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2020 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the “SEC Reports”) with the SEC, as of the date filed or to be filed, complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of BMT has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(g) Financial Statements. The financial statements of BMT included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of BMT and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate.

(h) Sarbanes-Oxley; Internal Accounting Controls. BMT is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and as of the Closing. BMT and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. BMT and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for BMT and its Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by BMT in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. BMT’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of BMT and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). BMT presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of BMT and its Subsidiaries.

(i) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BMT.

(j) Regulatory Matters.

(i) None of BMT nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has BMT or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. BMT and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(ii) Except as Previously Disclosed, no Governmental Authority has initiated since January 1, 2019 or has pending any proceeding, enforcement action or, to the knowledge of BMT, investigation or inquiry into the business, operations, policies, practices or disclosures of BMT or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of BMT and its Subsidiaries), or, to the knowledge of BMT, threatened any of the foregoing.

(k) Insurance. BMT and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as BMT believes to be prudent and customary in the businesses and locations in which BMT and the Subsidiaries are engaged. Neither BMT nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to BMT’s knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on BMT.

(l) Legal Proceedings. There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon BMT or any Subsidiaries or their respective assets which could or would prevent or delay the consummation of the transactions contemplated hereby by BMT or its Subsidiaries, or any pending or threatened litigation or other proceeding that could reasonably be expected to have a Material Adverse Effect on BMT.

(m) No Brokers. Other than BMT’s engagement of Wedbush Securities Inc., no action has been taken by FSB that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby.

(n) Reorganization. BMT has not taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) No Conflict. The execution and delivery by BMT of this Agreement and the consummation of the transactions provided for in this Agreement (i) do not violate any provision of the BMT Articles, the BMT Bylaws, any provision of applicable federal or state law or any governmental rule or regulation (assuming receipt of the required approval of any Governmental Authority and receipt of the Requisite BMT Vote), and (ii) except as Previously Disclosed, do not require any consent of any Person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BMT or any of its Subsidiaries is a party or by which any of them is bound, or any order, ruling, decree, judgment, arbitration award or stipulation to which BMT or any of its Subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BMT or any of its Subsidiaries.

(p) Legal Proceedings. Except as Previously Disclosed, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against BMT or any of its Subsidiaries, individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect with respect to BMT, and, to the knowledge of BMT, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither BMT nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to BMT.

(q) Compliance With Laws. Each of BMT and its Subsidiaries:

(i) is and at all times since January 4, 2021 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, federal and state privacy, money laundering, financial technology and transactions, the USA PATRIOT Act, all applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has and at all times since January 4, 2021 has had all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; and all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of BMT, no suspension or cancellation of any of them is pending or threatened; and

(iii) has received, since January 4, 2021, no material notification or communication from any Governmental Authority (A) asserting that BMT or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces and which have not been corrected or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the knowledge of BMT, do any grounds for any of the foregoing exist).

(r) Material Facts. No statement contained in this Agreement, including the Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of BMT to FSB pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VI
COVENANTS

6.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, FSB, on the one hand, and BMT, on the other hand, agree to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.2 Regulatory Filings.

(a) Subject to the other provisions of this Agreement, BMT and FSB shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby; and any initial filings with Governmental Authorities shall be made by BMT or FSB, as the case may be, as soon as reasonably practicable after the execution hereof. BMT and FSB shall use commercially reasonable best efforts to make any filings seeking approval to consummate the Merger within thirty days. Each of BMT and FSB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the transactions contemplated hereby, provided that BMT shall not be required to provide FSB with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, (i) upon request, to furnish the other parties with all information concerning itself and its Subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries (if applicable) to any third party or Governmental Authority, and (ii) to promptly advise the other parties of any communication it receives from a Governmental Authority that causes the party receiving such communications to conclude that any regulatory approval required to complete the transactions contemplated hereby will not be reasonably likely to be obtained, will be materially delayed or will contain a Burdensome Condition.

6.3 Press Releases. BMT and FSB shall consult with each other before issuing any press release with respect to the transactions contemplated hereby or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the securities exchange on which it trades, to the extent applicable.

6.4 Access; Information.

(a) Upon reasonable notice from BMT, and subject to applicable laws relating to the exchange of information, FSB shall afford BMT and its respective officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Times to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of FSB and its Subsidiaries and to such other information relating to FSB and its Subsidiaries as BMT may reasonably request and, during such period, it shall furnish to BMT all information concerning the business, properties and personnel of FSB and its Subsidiaries as BMT may reasonably request. Upon reasonable notice from FSB and subject to applicable laws relating to the exchange of information, BMT shall afford FSB and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Times to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and advisors of BMT and its Subsidiaries and to such other information relating to BMT and its Subsidiaries as FSB may reasonably request and, during such period, it shall furnish to FSB all information concerning the business, properties and personnel of BMT and its Subsidiaries as FSB may reasonably request.

(b) FSB shall cooperate, and use its commercially reasonable best efforts to cause its independent auditor to cooperate, at FSB’s expense, with BMT and its independent auditor in order to enable BMT and its Affiliates to prepare financial statements, including, without limitation, pro forma financial information, for FSB and its Subsidiaries that may be required by BMT in connection with the filing of regulatory applications with Governmental Authorities or otherwise required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, FSB agrees that it will execute and deliver, and cause its officers to execute and deliver (including former officers of FSB after the Closing), such “representation” letters as are customarily delivered in connection with audits and as the independent auditors or BMT may reasonably request under the circumstances.

(c) FSB will furnish to BMT a complete and accurate list as of the end of each calendar month following the date of this Agreement, within 15 days after the end of each such calendar month, of (i) all periodic internal credit quality reports of FSB and its Subsidiaries prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (i) all loans of FSB or its Subsidiaries classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (iii) all OREO, including in-substance foreclosures and real estate in judgment, (iv) all new loans, (v) any current repurchase obligations of FSB or its Subsidiaries with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (vi) any standby letters of credit issued by FSB or its Subsidiaries. With respect to any loans or agreements or commitments to extend credit to one borrower that aggregate, with other loans to the same borrower, more than $2,000,000, FSB shall deliver to BMT, or make accessible to BMT through remote communication, on or before delivery of such monthly credit reports, or as soon as practicable thereafter, copies of the documentation, or a summary of the documentation, that served as the basis for the decision to make such loan or extension of credit. During the period from the date of this Agreement to the Effective Times, FSB and its Subsidiaries shall, upon the request of BMT, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of BMT regarding its consolidated financial condition, operations and business and matters relating to the completion of the Merger, and will provide such access and support as is reasonably necessary for BMT to perform audits of the consolidated financial condition, operations and business of FSB and its Subsidiaries.

(d) FSB shall furnish BMT with its balance sheets as of the end of each calendar month following the date of this Agreement and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with its quarterly unaudited financial statements and on a consistent basis during the periods involved and shall fairly present the consolidated financial position of FSB as of the dates thereof and the consolidated results of operations of FSB for the periods then ended. FSB shall also provide to BMT, promptly and in any event within 15 days of the end of each month after the date of this Agreement, a listing of any increases in compensation granted to employees generally and to any management employee specifically, and a list of any employment terminations or new hires.

(e) From time to time prior to the Effective Times, FSB will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(ii), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect. From time to time prior to the Effective Times, BMT will promptly supplement or amend the Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 8.1(b)(i), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

(f) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5 Shareholders’ Approvals

(a) Each of FSB and BMT shall call a meeting of its shareholders (the “FSB Meeting” and the “BMT Meeting,” respectively) to be held as soon as reasonably practicable after BMT files the Joint Proxy Statement with the SEC in definitive form for the purpose of obtaining (i) the Requisite BMT Vote required in connection with this Agreement and the Mergers and the Requisite FSB Vote required in connection with this Agreement and the Mergers and the New FSB Articles, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of BMT and FSB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of FSB and BMT and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of FSB and BMT, as applicable, the Requisite FSB Vote and the Requisite BMT Vote, as applicable, including by communicating to the respective shareholders of FSB and BMT its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of FSB, the shareholders of FSB approve this Agreement and the New FSB Articles (the “FSB Board Recommendation”), and in the case of BMT, that the shareholders of BMT approve this Agreement (the “BMT Board Recommendation”), FSB and each of FSB and BMT and their respective Boards of Directors shall not (A) withhold, withdraw, modify or qualify in a manner adverse to the other party the FSB Board Recommendation, in the case of FSB, or the BMT Board Recommendation, in the case of BMT, (B) fail to make the FSB Board Recommendation, in the case of FSB, or the BMT Board Recommendation, in the case of BMT, in the Joint Proxy Statement, (C) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the FSB Board Recommendation, in the case of FSB, or the BMT Board Recommendation, in the case of BMT, in each case within ten business days (or such fewer number of days as remains prior to the FSB Meeting or the BMT Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (E) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of FSB or BMT, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FSB Board Recommendation or the BMT Board Recommendation, as applicable, such Board of Directors may, in the case of FSB, prior to the receipt of the Requisite FSB Vote, and in the case of BMT, prior to the receipt of the Requisite BMT Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (I) gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (II) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FSB Board Recommendation or BMT Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. FSB or BMT shall adjourn or postpone the FSB Meeting or the BMT Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of FSB Common Stock or BMT Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BMT or FSB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BMT Vote or the Requisite FSB Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), BMT or FSB, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite BMT Vote or the Requisite FSB Vote, respectively. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the FSB Meeting shall be convened and this Agreement shall be submitted to the shareholders of FSB at the FSB Meeting and (y) the BMT Meeting shall be convened and this Agreement shall be submitted to the shareholders of BMT at the BMT Meeting, and nothing contained herein shall be deemed to relieve either FSB or BMT of such obligation.

(b) Each party agrees that any violation of this Section 6.5 by any Subsidiary or any Affiliate or Representative of such party or any of its Subsidiaries shall be deemed a breach of this Section 6.5 by such party. Each party acknowledges that this Section 6.5 is a significant inducement for the other party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material change in the Exchange Ratio, the FSB Merger Consideration, or both or (ii) a failure to induce the other party to enter into this Agreement.

(c) Nothing contained herein shall relieve, alter or suspend the responsibilities and obligations of the Persons signing Support Agreements under such agreements.

6.6 Joint Proxy Statement.

(a) BMT and FSB contemplate that all shares of FSB Common Stock issued in exchange for shares of BMT Common Stock in the BMT Merger will be exempt from the Securities Act under the provisions of Section 3(a)(2) of such Act. BMT and FSB shall promptly prepare and cooperate in all reasonable respects with regard to the preparation of a Joint Proxy Statement (the “Joint Proxy Statement”), the definitive form of which shall constitute a disclosure document for the offer and issuance of the shares of FSB Common Stock to be received by holders of BMT Common Stock in the BMT Merger, a proxy statement for the solicitation of proxies by BMT with respect to the approval of this Agreement and the transactions contemplated hereby (including the Mergers) and proxy statement for the solicitation of proxies by FSB with respect to the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the adoption of the New FSB Articles). BMT shall file a preliminary form of the Joint Proxy Statement with the SEC in accordance with the applicable provisions of the Exchange Act and shall use its reasonable best effort cause the Joint Proxy Statement to by cleared by the SEC as promptly as is practicable after filing. Each Party shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the transaction contemplated by this Agreement or the issuance of FSB Common Stock or the Assumed Warrants. BMT and FSB shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for including in the Joint Proxy Statement, and shall cause its legal counsel, financial advisors and independent auditors to cooperate with the other party’s legal counsel, financial advisors and independent auditors in the preparation of the Joint Proxy Statement. Each of BMT and FSB further agrees that if it shall become aware prior to the Effective Times of any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein, under the circumstances in which they were made, not false or misleading, it will promptly inform the other party thereof and take, or assist with, the necessary steps to correct the Joint Proxy Statement.

6.7 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.7) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FSB Vote, in the case or FSB, or the Requisite BMT Vote, in the case of BMT, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal , which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than BMT or FSB, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within 48 hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement..

6.8 Selected Exchange Listing. Each of BMT and FSB shall use its commercially reasonable best efforts to cause the FSB Common Stock and the Assumed Warrants, including but not limited to the shares of FSB Common Stock and the Assumed Warrants issuable in connection with the Merger, to be authorized for listing on the Selected Exchange as of the BMT Effective Time.

6.9 Exchange Act Registration. Each of BMT and FSB shall use its commercially reasonable best efforts to cause the FSB Common Stock to be registered with the FDIC under the Exchange Act as of the BMT Effective Time.

6.10 Certain Policies. Prior to the Closing Date but after receipt of all regulatory approvals required to consummate the transactions contemplated hereby, FSB shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, to the extent requested by BMT, modify or change their corporate governance, loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the committees of the FSB Board so as to be applied on a basis that is consistent with those of BMT; provided, however, that no such modifications or changes need be made prior to the satisfaction of the condition set forth in Section 7.1(a); and provided further that in any event, no accrual or reserve made by FSB or any of its Subsidiaries pursuant to this Section 6.10 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FSB or its management with any such adjustments.

6.11 Notification of Certain Matters. FSB shall give prompt notice to BMT, and BMT shall give prompt notice to FSB, of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such party, to result in any Material Adverse Effect with respect to such party, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, or (c) lead to litigation or regulatory action that would delay or prevent the consummation of the transactions contemplated by this Agreement.

6.12 Estoppel Letters and Consents. FSB shall use its commercially reasonable best efforts to obtain and deliver to BMT at the Closing with respect to all real estate (a) owned by FSB or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BMT from each tenant, and (b) leased by FSB or any of its Subsidiaries, an estoppel letter dated as of the Closing Date in a form reasonably acceptable to BMT from each lessor to the extent required by the applicable lease. FSB shall also obtain the waiver, approval and/or consents to assignment for all Material Contracts so identified as requiring consent on the Disclosure Schedules (the “Consents”). Where required by law or by agreements with third parties, FSB shall use commercially reasonable best efforts to obtain from third parties, prior to the Closing Date, all other consents to the transactions contemplated by this Agreement.

6.13 Antitakeover Statutes. Each of BMT and FSB and their respective boards of directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the transactions contemplated hereby, take all action reasonably necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.14 Notice to Customers. On and after the receipt of all regulatory approvals required to consummate the transactions contemplated hereby, FSB shall, and shall cause its Subsidiaries to, permit BMT to provide one or more written notices (which may be joint notices from BMT and FSB) to customers of FSB and its Subsidiaries to describe the proposed transactions, the effect on customers and planned transition procedures. FSB shall have the right to review and approve the substance of any such communications, provided that FSB shall not unreasonably withhold, delay or condition its approval.

6.15 FSB Employees. After the Effective Times, a substantial majority of the employees of FSB will have the opportunity to continue their at-will employment with BMT, if and to the extent that mutually suitable job opportunities are available. FSB employees whose positions are eliminated as a result of the Mergers and who remain employees of FSB through Closing or, where required by BMT for post-merger systems integration and conversion activities (“Conversion”), through Conversion, will be eligible to receive upon Closing severance pay and/or stay bonuses. The specific terms and conditions and personnel of the stay bonus/severance program will be determined by the parties prior to Closing, in consultation with the parties’ senior management. BMT shall pay, if BMT determines such is due under the terms of any change of control or similar agreements, in cash upon Closing any severance, change of control, similar payments or amounts due to such employees and any other employees of FSB pursuant to FSB’s existing employment and/or change in control agreements.

6.16 Indemnification; Directors and Officers Insurance.

(a) From and after the Effective Times, FSB shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law and the FSB Articles and FSB Bylaws), each present and former director and officer of FSB and BMT (in each case, when acting in such capacity), determined as of the Effective Times (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Times, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by FSB.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify FSB; provided that failure to so notify will not affect the obligations of BMT under Section 6.16(a) unless and to the extent that FSB is actually and materially prejudiced as a consequence.

(c) Prior to the Effective Times, FSB shall, or if FSB is unable to, BMT as of the Effective Times shall, obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for FSB) with a claims period of at least three years from and after the Effective Times with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with aggregate limits of not less than $2,500,000.

(d) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

6.17 Benefit Plans. During the period commencing at the Effective Times and ending on the first anniversary of the Closing Date, FSB shall provide each continuing employee of FSB and BMT and their Subsidiaries immediately prior to the Closing with compensation and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of BMT and its Subsidiaries; provided that FSB may satisfy its obligation under this Section 6.17 for a transitional period by providing compensation and employee benefits that are substantially comparable in the aggregate to those provided by either FSB or BMT or their Subsidiaries immediately prior to the Effective Times.

6.18 FSB Merger Consideration. The FSB Board and the BMT Board shall approve the payment in cash of an amount equal to the aggregate FSB Merger Consideration to holders of shares of FSB Common Stock immediately prior to the FSB Effective Time, to be paid to such holders upon Closing pursuant to Article III. The aggregate amount of the FSB Merger Consideration, which is based on the 3,154,586 shares of FSB Common Stock currently outstanding (subject to adjustment for the exercise of FSB Options prior to Closing) and the agreed per share cash price of up to $7.22 (subject to adjustment as provided in the definition of FSB Merger Consideration and in Section 7.3(k)), payable to the holders of the FSB Common Stock upon Closing is $22,776,110.92.

6.19 Capital Raise. BMT shall use all commercially reasonable efforts to complete one or more sales of BMT Common Stock prior to the Effective Times resulting in at least $25,000,000 in cash proceeds in the aggregate (the “Capital Raise”).

6.20 Formation of Intermediate Merger Sub; Accession. Following the date of this Agreement, FSB shall form Intermediate Merger Sub as a Washington corporation and a wholly owned subsidiary of FSB, the Articles of Incorporation for which shall be subject to approval by BMT. As of its incorporation, Merger Sub shall have 1,000 authorized shares of common stock, par value $0.0001 per share, of which 1,000 shares shall be outstanding and none of which shall be held in the treasury of BMT Merger Sub. Promptly following the incorporation of Intermediate Merger Sub, (a) FSB, as the sole shareholder of Intermediate Merger Sub, shall approve this Agreement and (b) FSB shall cause Intermediate Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time, Intermediate Merger Sub shall be a party to this Agreement. Notwithstanding any provision herein to the contrary, the obligations of Intermediate Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation and accession to this Agreement. Prior to the Effective Times, FSB shall take such actions as are reasonably necessary to cause the Board of Directors of Intermediate Merger Sub to unanimously approve this Agreement. Prior to the Effective Times, Intermediate Merger Sub shall not have carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

6.21 Formation of BMT Merger Sub; Accession. Following the date of this Agreement, FSB shall form BMT Merger Sub as a Delaware corporation and a wholly owned subsidiary of Intermediate Merger Sub, the Certificate of Incorporation for which shall be subject to approval by BMT. As of its incorporation, Merger Sub shall have 1,000 authorized shares of common stock, par value $0.0001 per share, of which 1,000 shares shall be outstanding and none of which shall be held in the treasury of BMT Merger Sub. Promptly following the incorporation of BMT Merger Sub, (a) Intermediate Merger Sub, as the sole shareholder of BMT Merger Sub, shall approve this Agreement and (b) Intermediate Merger Sub shall cause BMT Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time, BMT Merger Sub shall be a party to this Agreement. Notwithstanding any provision herein to the contrary, the obligations of BMT Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation and accession to this Agreement. Prior to the Effective Times, FSB and Intermediate Merger Sub shall take such actions as are reasonably necessary to cause the Board of Directors of BMT Merger Sub to unanimously approve this Agreement. Prior to the Effective Times, BMT Merger Sub shall not have carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

6.22 Section 16 Reporting Requirements. The FSB Board shall, prior to the Effective Times of the Mergers, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (a) the conversion of BMT Common Stock and BMT Warrants into FSB Common Stock, Assumed RSUs and Assumed Warrants, as the case may be, and (b) the acquisition of FSB Common Stock, Assumed RSUs and Assumed Warrants, as the case may be, pursuant to the terms of this Agreement by officers and directors of BMT subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.23 Closing Financial Statements. At least five Business Days prior to the Effective Times of the Mergers, FSB shall provide BMT with: (a) FSB’s unaudited consolidated balance sheet and results of operations presenting the financial condition of FSB and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Closing Date and for the period beginning on the first date of the then-current fiscal year through the close of business on the last day of the last month ended prior to the Effective Times, which shall include, for avoidance of doubt, accruals for all amounts will become payable by FSB upon or subject to completion of the Mergers (the “Closing Financial Statements”); and (b) a calculation of the Adjusted Tangible Common Equity along with documents reasonably supporting such calculation and provided, however, that if the Effective Times of the Mergers occurs on or before the fifth Business Day of the month, the Closing Financial Statements and such calculation shall instead be as of and through the end of the second month immediately preceding the Effective Times. The Closing Financial Statements shall be prepared in accordance with GAAP (excluding notes) and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement and shall also reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement (whether or not doing so is in accordance with GAAP), including all of FSB’s Transaction Expenses. The Closing Financial Statements and the calculation of the Adjusted Tangible Common Equity shall be accompanied by a certificate of FSB’s Chief Financial Officer to the effect that such financial statements meet the requirements of this Section 6.23, the calculation of Adjusted Tangible Common Equity conforms to the requirements of this Agreement. On the Closing Date, FSB’s Chief Financial Officer shall deliver to BMT a certificate, dated as of the Closing Date, to the effect that as of the date of the certificate: (i) such financial statements continue to reflect accurately the financial condition of FSB in all material respects and the requirements of this Section 6.23 and (ii) the calculation of Adjusted Tangible Common Equity continues to be accurate in all material respects and continues to conform to the requirements of this Agreement.

6.24 Tax Matters. None of FSB, any of its Subsidiaries, or BMT or any of its Subsidiary shall take any action that is intended or is reasonably likely to result in the BMT Mergers failing to qualify as tax-free transfer to a controlled corporation under Section 351 of the Code. From and after the date of this Agreement, each party hereto shall use commercially reasonable efforts to cause the Mergers to qualify as a tax-free transfer under Section 351of the Code. Each of the parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with this Section 6.24 and shall not take any position inconsistent therewith in the course of any audit, litigation, or other legal proceeding with respect to U.S. federal income Taxes.

6.25 Employment Agreements. FSB and BMT agree to negotiate Employment Agreements for Martin A. Steele and Elliott Pierce to be completed, executed and delivered by Closing.

6.26 Loan Due Diligence. The parties agree that, prior to the Closing, BMT will be given the opportunity to conduct additional Loan due diligence on FSB’s Loan portfolio including, but not limited to, being given access to any credit approval memoranda or similar loan summaries prepared in connection with the 20 largest lending relationships.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTION

7.1 Conditions to Each Party’s Obligation to Consummate the Mergers. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals shall contain any conditions, restrictions or requirements which BMT reasonably determine in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated hereby to such a degree that BMT would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any such condition, restriction or requirement, a “Burdensome Condition”).

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c) Corporate Approvals. This Agreement, the Mergers and the transactions contemplated herein shall have been duly approved by (i) the FSB Board, (ii) the Requisite FSB Vote, (iii) the BMT Board and (iv) the Requisite FSB Vote.

(d) Exchange Act Registrations. The FSB Common Stock and the Assumed Warrants shall be registered with the FDIC under the Exchange Act as of the Effective Time, subject to the effectiveness of the Closing.

(e) Selected Exchange Listing. The FSB Common Stock and the Assumed Warrants shall be listed and authorized for trading on the Selected Exchange as of the Effective Times, subject to the effectiveness of the Closing.

(f) Capital Raise. The Capital Raise shall have been consummated or be capable of being consummated substantially concurrently with the Closing.

7.2 Conditions to Obligations of FSB. The obligations of FSB, Intermediate Merger Sub and BMT Merger Sub to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by FSB prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of BMT set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties of BMT set forth in the first sentence of Section 5.3(a), Section 5.3(c)(i), Section 5.3(g)(A) and Section 5.3(m). shall be true and correct as of such dates in all respects, except, with respect to Section 5.3(e), for any de minimis inaccuracy, and FSB shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of BMT by the Chief Executive Officer and the Chief Financial Officer of BMT, to such effect.

(b) Performance of Obligations of BMT. BMT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FSB shall have received a certificate or certificates, dated as of the Closing Date, signed on behalf of BMT by the Chief Executive Officer and the Chief Financial Officer of BMT, to such effect.

(c) No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on BMT.

(d) Tax Opinion. FSB shall have received the opinion of Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to FSB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a tax-free transfer to a controlled corporation under Section 351 of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BMT, FSB, Intermediate Merger Sub and BMT Merger Sub.

(e) Other Actions. BMT shall have furnished FSB with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and Section 7.2 as FSB may reasonably request.

7.3 Conditions to Obligation of BMT. The obligations of BMT to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by BMT prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of FSB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, provided that the representations and warranties of FSB set forth in the first sentence of Section 5.2(a), Section 5.2(b), Section 5.2(e)(i), Section 5.2(g)(A) and Section 5.2(n) shall be true and correct as of such dates in all respects (except, with respect to Section 5.2(b), for any de minimis inaccuracy), and BMT shall have received a certificate, dated as of the Closing Date, signed on behalf of FSB by the Chief Executive Officer and the Chief Financial Officer of FSB, to such effect.

(b) Performance of Obligations of FSB and BMT Merger Sub. Each of FSB and BMT Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BMT shall have received a certificate, dated as of the Closing Date, signed on behalf of FSB by the Chief Executive Officer and the Chief Financial Officer of FSB, to such effect.

(c) Estoppel Letters and Consents. FSB shall have delivered fully executed estoppel letters and Consents as provided in Section 6.12.

(d) FIRPTA Certificate. FSB shall have delivered to BMT a properly executed statement from FSB that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date and in form and substance satisfactory to BMT.

(e) No Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Material Adverse Effect on FSB.

(f) Tax Opinion. BMT shall have received the opinion of Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to BMT, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers will qualify as a tax-free transfer to a controlled corporation under Section 351 of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BMT, FSB, Intermediate Merger Sub and BMT Merger Sub reasonably satisfactory in form and substance to such counsel.

(g) New FSB Articles. FSB shall have filed the New FSB Articles with the WDFI and the Secretary of State of the State of Washington, and they shall be effective for all purposes under the WBCA and the WCBA.

(h) Allowance for Loan Losses. FSB’s general allowance for loan losses, as determined in accordance with GAAP and regulatory accounting principles (as applied by FSB in its audited financials for the year ended December 31, 2021) shall be not less than $1,491,205, as determined as of the last day of the month immediately preceding the Closing Date (or, if the Closing Date occurs prior to the fifth Business Day of the month, the last day of the second month immediately preceding the Closing Date).

(i) Employment Agreements. FSB shall have entered into employment agreements or change in control agreements with those employees of FSB as BMT may specify by written notice to FSB provided not later than March 31, 2022, such employment agreements or change in control agreements (i) to be in forms provided by BMT, (ii) to become effective at the Effective Time, subject to the Closing, and without payment or accrual of any severance, change of control or similar payments or amounts and (iii) shall replace any existing employment or change in control agreements with such employees.

(j) Other Actions. FSB shall have furnished BMT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and Sections 7.3 as BMT may reasonably request.

(k) Deferred Tax Asset. FSB’s deferred tax asset of at least $1,640,385 shall appear on FSB’s most recent FSB Financial Statements following the date of this Agreement; provided, however, if the amount of the deferred tax asset recorded on such financial statements is less than $1,640,385, up to $0.22 of the FSB Merger Consideration payable pursuant to Section 3.1(b) to holders of FSB Common Stock shall be proportionately reduced to the extent that the deferred tax asset is less than $1,640,385. For avoidance of doubt, for example, if the deferred tax asset is only $820,417.50, then the FSB Merger Consideration will be reduced by $0.11 per share to $7.11 per share, subject to possible further adjustment as described in the definition of FSB Merger Consideration.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Times:

(a) Mutual Consent. By the mutual consent in writing of BMT and FSB.

(b) Breach.

(i) By FSB, if FSB is not in material breach of any of the terms of this Agreement, in the event of a material breach by BMT of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within 20 Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle FSB not to consummate the transactions contemplated hereby under Section 7.2(a) or Section 7.2(b).

(ii) By BMT, if BMT is not in material breach of any of the terms of this Agreement, in the event of a material breach by FSB of any representation, warranty, covenant or agreement contained herein, which breach (A) cannot be cured without material delay to the transaction or has not been cured, or the breaching party has not commenced to cure such breach, within 20 Business Days after the giving of written notice to the breaching party or parties of such breach, and (B) would entitle BMT not to consummate the transactions contemplated hereby under Section 7.2(a) or Section 7.2(b).

(c) Delay. By BMT, on the one hand, or FSB, on the other hand, in the event that the Merger is not consummated by December 31, 2022, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party or parties seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement.

(d) No Regulatory Approval. (i) By BMT, on the one hand, or FSB, on the other hand, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by BMT in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will not be granted without the imposition of a Burdensome Condition; provided, however, that BMT shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) if such denial shall be due to the failure of BMT to perform or observe the covenants of such party or parties set forth herein. If either Party terminates this Agreement pursuant to this Section 8.1(d), no Termination Fee as provided in Section 8.2(b) or Section 8.2(c) shall be due.

(e) Breach of No Solicitation or Negotiation. By BMT, if FSB shall have breached the covenants contained in Article VII above.

(f) FSB Change of Recommendation. By BMT if the FSB Board shall have (i) failed to make, or altered or modified, its favorable recommendation of this Agreement to FSB shareholders in a manner adverse to BMT and the Requisite FSB Vote is not obtained at the FSB Meeting, (ii) recommended, endorsed, accepted or agreed to an Acquisition Proposal, (iii) failed to call, give notice of, convene and hold the FSB Meeting in accordance with Section 6.7, or (iv) resolved to do any of the foregoing; provided, however, that nothing in this Section 8.1(f) shall affect the obligations of FSB under Section 6.5 and Section 6.7 above.

(g) BMT Change of Recommendation. By FSB if the BMT Board shall have (i) failed to make, or altered or modified, its favorable recommendation of this Agreement to BMT stockholders in a manner adverse to FSB and the Requisite BMT Vote is not obtained at the BMT Meeting, (ii) recommended, endorsed, accepted or agreed to an Acquisition Proposal, (iii) failed to call, give notice of, convene and hold the BMT Meeting in accordance with Section 6.7, or (iv) resolved to do any of the foregoing; provided, however, that nothing in this Section 8.1(g) shall affect the obligations of BMT under Section 6.5 and Section 6.7.

(h) Notice of Termination. In the event a party elects to effect any termination pursuant to Section 8.1(b) through Section 8.1(g) above, it shall give written notice to the other parties hereto specifying the basis for such termination.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either FSB or BMT as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FSB, BMT, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3, Section 6.3, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FSB nor BMT shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BMT or shall have been made directly to the shareholders of BMT or any person shall have publicly announced (and not withdrawn at least two business days prior to the BMT Meeting) an Acquisition Proposal, in each case with respect to BMT and (A) (1) thereafter this Agreement is terminated by either FSB or BMT pursuant to Section 8.1(c) without the Requisite BMT Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by FSB pursuant to Section 8.1(b) as a result of a material breach, and (B) prior to the date that is 12 months after the date of such termination, BMT enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BMT shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FSB, by wire transfer of same-day funds, a fee equal to $1,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii) In the event that a either FSB or BMT terminates this Agreement pursuant to Section 8.1(c) at such time, the condition in Section 7.1(f) has not been satisfied and is not capable of being satisfied prior to such termination (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) then BMT shall pay FSB the Termination Fee by wire transfer of same-day funds.

(iii) In the event that this Agreement is terminated by FSB pursuant to Section 8.1(g), then BMT shall pay FSB, by wire transfer of same-day funds, the Termination Fee within two business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of FSB or shall have been made directly to the shareholders of FSB or any person shall have publicly announced (and not withdrawn at least two business days prior to the FSB Meeting) an Acquisition Proposal, in each case with respect to FSB and (A) (1) thereafter this Agreement is terminated by either FSB or BMT pursuant to Section 8.1(c) without the Requisite FSB Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by BMT pursuant to Section 8.1(d) as a result of a material breach, and (B) prior to the date that is 12 months after the date of such termination, FSB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FSB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BMT the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii) In the event that this Agreement is terminated by BMT pursuant to Section 8.1(e), then FSB shall pay BMT, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages (including, but not limited to its transaction fees and expenses) to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of FSB and BMT acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if FSB or BMT, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if FSB or BMT, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX
MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. No representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement shall survive the Effective Times (other than agreements or covenants contained herein that by their terms are to be performed in whole or in part after the Effective Times) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, Section 6.4(f) and Section 8.2, which shall survive such termination).

9.2 Waiver; Amendment. Prior to the Effective Times, any provision of this Agreement may be (a) waived, by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.5 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Expenses. Except as otherwise provided for in Section 8.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.7 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested), or sent by e-mail, facsimile, courier or personal delivery to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BMT:

BM Technologies, Inc.
201 King of Prussia Road, Suite 350
Wayne, Pennsylvania 19087
Attention: Luvleen Sidhu, Chief Executive Officer
Facsimile:
E-mail: lsidhu@bmtx.com

With a copy to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and E. Peter Strand
Facsimile: (202) 689-2860
E-Mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to FSB, Intermediate Merger Sub, or BMT Merger Sub:

First Sound Bank
925 Fourth Avenue, No. 2350
Seattle, Washington 98104
Attention: Marty A. Steele, President and CEO
Facsimile:
E-mail: msteele@firstsoundbank.com

With a copy to:

Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, Washington 98101
Attention: Thomas A. Sterken and Glen P. Garrison
Facsimile: (206) 623-3384
E-mail: tsterken@kellerrohrback.com and ggarrison@kellerrohrback.com

9.8 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements, and the Disclosure Schedules, represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement, the Non-Solicitation and Confidentiality Agreements, and the Support Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.11 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

9.12 Interpretation. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.13 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.14 Alternative Structure. BMT and FSB shall be empowered, upon their mutual agreement, at any time prior to the Effective Times, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of FSB Common Stock received by holders of BMT Common Stock in exchange for each share of BMT Common Stock, (b) adversely affect the qualification of the BMT Merger as a tax-free transfer to a controlled corporation under Section 35 of the Code, or (c) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BM TECHNOLOGIES, INC.		FIRST SOUND BANK

/s/ Luvleen Sidhu		/s/ Martin A. Steele
By:	Luvleen Sidhu	By:	Martin A. Steele
Its:	Chief Executive Officer	Its:	President and Chief Executive Officer

Following its organization and adoption of this Agreement pursuant to Section 6.20:

BMSF BMT MERGER SUBSIDIARY, INC.		FSB INTERMEDIATE MERGER SUBSIDIARY, INC.

/s/ Luvleen Sidhu		/s/ Martin A. Steele
By:	Luvleen Sidhu	By:	Martin A. Steele
Its:	Chief Executive Officer	Its:	Chief Executive Officer

Annex A

NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Non-Solicitation and Confidentiality Agreement (this “Agreement”), dated as of November [●], 2021, is made by and among BM Technologies, Inc., a Delaware corporation (“BMT”), First Sound Bank, a Washington state-chartered bank (“FSB”), and the undersigned key employee or director (“Representative”) of FSB.

WHEREAS, BMT and FSB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which (i) a newly-organized subsidiary of FSB, FSB Intermediate Merger Subsidiary, Inc., (“Intermediate Merger Sub”) will merge with and into FSB, and (ii) a newly-organized subsidiary of Intermediate Merger Sub, BMT Merger Subsidiary, Inc. will merge with and into BMT, on the terms and conditions set forth therein (the “Mergers”) and, in connection therewith, all holders of outstanding shares of FSB Common Stock will be entitled to receive the cash merger consideration and the holders of the BMT Common Stock will exchange their shares for newly-issued shares of FSB Common Stock with respect thereto in the manner set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Representative is a key employee or director of FSB, and, as a result, Representative has a material interest in the consummation of the Mergers.

WHEREAS, in order to induce BMT to enter into the Merger Agreement and consummate the transactions contemplated there under including Mergers, Representative has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the benefits to be derived, directly or indirectly, by Representative under the Merger Agreement, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Acknowledgments by Representative; Support.

(a) Representative acknowledges that, by virtue of his or her positions with FSB, he or she has developed considerable expertise in the business operations of FSB and has access to extensive confidential information with respect to FSB and has access to Trade Secrets (as defined below). Representative recognizes that BMT could be irreparably damaged if Representative were to (i) disclose or make unauthorized use of any Trade Secrets; (ii) take certain actions relative to employees of FSB; or (iii) solicit current or prospective clients, customers, suppliers, agents or certain other Persons. Accordingly, Representative expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Representative in all respects.

(b) Representative agrees during the Applicable Period (as defined below) to support and refrain from (a) disparaging the goodwill of BMT, (b) harming the customer and client relationships of BMT, and (c) disparaging the business or banking reputation of BMT. For purposes of this Agreement, “Applicable Period” shall mean the period commencing on the Effective Time and ending on the later of: (i) two (2) years from and after the Effective Time, or (ii) one (1) year from and after the date on which Representative is no longer a director or employee of BMT.

2. Confidentiality; Trade Secrets.

(a) Other than for the benefit of FSB or BMT, Representative (i) shall make no use of Trade Secrets, or any part thereof, (ii) shall not disclose Trade Secrets, or any part thereof, to any other Person, and (iii) shall, upon the request of BMT, deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets now possessed or hereafter acquired by Representative, to BMT. For purposes of this Agreement, “Trade Secrets” shall mean all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales information, financial information, customers, lists of customers and prospective customers, broker lists, potential brokers, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans, and proposals otherwise pertaining to same, with respect to FSB, plus any non-public personal information on any present or past customer or client of FSB. Notwithstanding the foregoing, “Trade Secrets” shall not include any (i) information which is or has become available from an independent third party who learned the information independently and who is not known to Representative upon due inquiry to be bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other non-confidential sources (other than as a result, directly or indirectly, of disclosure or other dissemination in violation of an obligation or duty of confidentiality).

(b) Notwithstanding any provision of this Agreement to the contrary, Representative may disclose or reveal any information, whether including in whole or part any Trade Secrets, that:

(i) Representative is required to disclose or reveal under any applicable law or regulation, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives BMT prompt advance notice of such requirement.

(ii) Representative is otherwise required to disclose or reveal by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives BMT prompt advance notice of such requirement.

(iii) Upon the advice of Representative’s legal counsel, Representative is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any governmental entity, provided Representative makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws and regulations, gives BMT prompt advance notice of such requirement.

(c) Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(d) Representative acknowledges and agrees that any and all trade names and styles used by FSB, including, but not limited to, the term “First Sound Bank,” and all trademarks, visual designs and logos under which FSB did business (collectively, the “Marks”), are valuable trade names and service marks, the ownership of which will remain with BMT upon the Merger. The undersigned agrees that use by any entity, other than BMT, of the Marks in the counties set forth on Exhibit A hereto (the “Restricted Territory”) would both cause public and customer confusion, and dilute the value of BMT’s investment. Therefore, the undersigned unconditionally agrees that during the Applicable Period, he or she will not enter into any business arrangement or agreement, whether formal or informal, directly or indirectly, where the term “First Sound Bank” or any other Mark, is used for the purpose of doing business as a Financial Services provider, or in connection with the sale, promotion or marketing of Financial Services to the public in the Restricted Territory.

3. Non-Solicitation.

(a) In order that BMT may have and enjoy the full benefit of ownership of FSB and the business each conducts, including its goodwill, following the Effective Times of the Mergers, Representative agrees that during the Applicable Period, he or she shall not, directly or indirectly, without the prior written consent of BMT, on behalf of any Financial Institution, solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of BMT or FSB prior to the Effective Times to terminate, reduce or alter such person’s relationships with, or to take any action that would be disadvantageous to, BMT or FSB. Nothing contained in this Section 3 is intended to prohibit general advertising or general solicitation not specifically directed at employees or customers of FSB or BMT.

(b) As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom FSB has a relationship for Financial Services (as defined below) at any time from the date of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof, and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and any commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind.

“Financial Services” shall mean the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, SBA and consumer loans, the provision of inventory financing and/or the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom FSB has actively pursued a relationship for Financial Services at any time within the last twelve months prior to the Effective Time of the Merger; provided, however, that general solicitation for business by FSB, such as through television or media advertising or community outreach efforts, does not constitute active pursuit of a relationship.

4. Release.

(a) Representative acknowledges that he or she is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever that Representative has against FSB and/or BMT, except as expressly provided herein. For and in consideration of the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, Representative, for himself or herself and on behalf of his or her heirs and assigns (the “Releasing Parties”), releases, acquits and forever discharges FSB and BMT and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, attorneys and accountants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date of this Agreement, or in respect of any event occurring or circumstances existing on or prior to the date of this Agreement; provided, however, that FSB and BMT shall not be released from: (a) any obligations to Representative under or arising out of this Agreement or the Merger Agreement; (b) any vested rights that Representative has with respect to any benefit or equity or stock plan or agreement, and any rights Representative has as an equity or option holder of FSB; (c) any claims of Representative arising out of Representative’s relationship as a depositor and/or borrower of FSB; and (d) any potential claim for indemnification under the articles of incorporation or bylaws of FSB (in each case as in existence on the date of this Agreement) for any matters arising in connection with Representative’s service as a director, officers or employee of FSB relating to acts, circumstances, actions or omissions arising on or prior to the date of this Agreement to the extent such claims have not been asserted or are not known to Representative (collectively, the “Excluded Claims”).

(b) Representative further releases FSB and BMT from any unknown or unanticipated damages arising from the matters set forth in this Agreement (other than the Excluded Claims).

(c) Representative shall execute and deliver to BMT a release of Representative with the same provisions as set forth in Section 4 from the date of this Agreement through the Effective Times if requested to do so by BMT at or after the Effective Times.

(d) It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by FSB and BMT. Representative hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Representative may have or be entitled to against FSB and BMT and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents except as set forth in Section 4 hereof.

5. Independence of Obligations. The covenants of Representative set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Representative, on the one hand, and FSB and BMT, on the other; and the existence of any claim or cause of action by Representative against FSB or BMT shall not constitute a defense to the enforcement of such covenants against Representative.

6. Equitable Relief. Representative acknowledges and agrees that irreparable injury could result to BMT in the event of a breach of any of the provisions of this Agreement and that BMT will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy BMT may have, BMT shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Representative or any affiliates, agents or any other Persons acting for or with Representative in any capacity whatsoever, and Representative submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Representative, BMT shall have the right to inform any third party that BMT reasonably believes to be, or to be contemplating, participating with Representative or receiving from Representative assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BMT hereunder, and that participation by any such Persons with Representative in activities in violation of Representative’s agreement with BMT set forth in this Agreement may give rise to claims by BMT against such Person(s).

7. Extension of Term of Restrictive Covenant. If Representative violates any restrictive covenant contained in Sections 1 through 3, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Sections 1 through 3 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Representative’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8. Termination. This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Times in accordance with its terms. Unless sooner terminated under the immediately preceding sentence, the obligations of Representative under Section 2(a) of this Agreement shall survive the termination of this Agreement, and the obligations of Representative under Sections 1(b), 2(d), and 3 of this Agreement shall terminate at the end of the Applicable Period.

9. Confidentiality. Representative agrees (a) to hold any and all material non-public information regarding this Agreement, the Merger and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Mergers or the Merger Agreement to any third person, until such time as the Mergers has been publicly announced by FSB and BMT, at which time Representative may only divulge such information as has been publicly disclosed by FSB and BMT.

10. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

12. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provision of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BMT:

BM Technologies, Inc.
201 King of Prussia Road, Suite 350
Wayne, PA 19087

Attention: Luvleen Sidhu, Chief Executive Officer
Facsimile: [●]
E-mail: [●]

With a copy to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue Northwest, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and E. Peter Strand
Facsimile: (646) 428 2610
E-Mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to FSB:

First Sound Bank
925 4th Ave, No. 2350
Seattle, WA 98104
Attention: Marty A. Steele, President and CEO
Facsimile: [●]
E-mail: msteele@firstsoundbank.com

With a copy to:

Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101
Attention: Thomas A. Sterken and Glen P. Garrison
Facsimile: (206) 623-3384
E-mail: tsterken@kellerrohrback.com and ggarrison@kellerrohrback.com

If to Representative, at the address of Representative appearing on the signature page of this Agreement.

14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Representative and the successors and assigns of FSB and BMT. Representative shall not be entitled to assign his or her obligations hereunder. FSB and BMT and may each assign its rights under this Agreement to any Person or its/their affiliates.

15. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.

16. Independent Review and Advice. Representative represents and warrants that he or she has carefully read this Agreement; that Representative executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Representative has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Representative is entering into this Agreement of Representative’s own free will. Representative expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17. Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BM TECHNOLOGIES, INC.

By:
Name:
Title:

FIRST SOUND BANK

By:
Name:
Title:

REPRESENTATIVE

Name:
Address:

Signature Page to Non-Solicitation and Confidentiality Agreement

Exhibit A

Restricted Territory

The Restricted Territory shall be comprised of the following counties located in the State of Washington:

King County.

Annex B

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of November [●], 2021, is made by and among BM Technologies, Inc., a Delaware corporation (“BMT”), First Sound Bank, a Washington state-chartered bank (“FSB”), and the undersigned shareholder of FSB (“Shareholder”).

WHEREAS, BMT and FSB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which (i) a newly-organized subsidiary of FSB, FSB Intermediate Merger Subsidiary, Inc., (“Intermediate Merger Sub”) will merge with and into FSB, and (ii) a newly-organized subsidiary of Intermediate Merger Sub, BMT Merger Subsidiary, Inc. will merge with and into BMT, on the terms and conditions set forth therein (the “Mergers”) and, in connection therewith, all holders of outstanding shares of FSB Common Stock will be entitled to receive the cash merger consideration and the holders of the BMT Common Stock will exchange their shares for newly-issued shares of FSB Common Stock with respect thereto in the manner set forth in the Merger Agreement. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Shareholder owns shares of FSB Common Stock (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”), and, as a result, Shareholder has a material economic interest in the consummation of the Merger.

WHEREAS, in order to induce BMT and FSB to enter into the Merger Agreement and consummate the transactions contemplated therein including the Mergers, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of FSB which relates to or may impact, either directly or indirectly, the Mergers or the Merger Agreement, or in connection with any written consent of the shareholders of FSB, Shareholder shall:

(a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (i) in favor of adoption and approval of the Merger Agreement, the Mergers and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted to the shareholders for their approval or consent that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FSB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of Shareholder’s obligations under this Agreement.

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of BMT and FSB, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his or her covenants and obligations under this Agreement.

(b) Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to BMT and FSB that the following statements are true and correct and not misleading:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d) Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a), the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of FSB Common Stock set forth opposite Shareholder’s name on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. No Solicitation. Shareholder hereby agrees that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions specified in Section 6.7(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to FSB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of FSB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) hereof, other than to recommend that shareholders of FSB vote in favor of the adoption and approval of the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement and as otherwise expressly permitted by this Agreement or the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FSB with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5. Notice of Acquisition Proposals; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify BMT and FSB promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of FSB Common Stock or other securities of FSB of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will promptly (within 24 hours) advise BMT and FSB orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep BMT and FSB informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto.

6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to BMT and FSB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BMT and FSB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of BMT and FSB for any such failure and will not oppose the granting of such relief on the basis that BMT and FSB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with BMT or FSB seeking or obtaining such equitable relief.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Mergers are not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

8. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs BMT to instruct its transfer agent, if any, to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.

9. Confidentiality. Shareholder agrees (a) to hold any and all material non-public information regarding this Agreement, the Mergers and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Mergers or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by BMT and FSB, at which time Shareholder may only divulge such information as has been publicly disclosed by BMT and FSB.

10. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

12. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

13. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BMT:

BM Technologies, Inc.
201 King of Prussia Road, Suite 350
Wayne, PA 19087
Attention: Luvleen Sidhu, Chief Executive Officer
Facsimile: [●]
E-mail: [●]

With a copy to:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue Northwest, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and E. Peter Strand
Facsimile: (646) 428 2610
E-Mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to FSB:

First Sound Bank
925 4th Ave, No. 2350
Seattle, WA 98104
Attention: Marty A. Steele, President and CEO
Facsimile: [●]
E-mail: msteele@firstsoundbank.com

With a copy to:

Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101
Attention: Thomas A. Sterken and Glen P. Garrison
Facsimile: (206) 623-3384
E-mail: tsterken@kellerrohrback.com and ggarrison@kellerrohrback.com

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

14. Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.

16. Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17. Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BM TECHNOLOGIES, INC.

By:
Name:
Title:

FIRST SOUND BANK

By:
Name:
Title:

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Support Agreement

Appendix A

Exceptions to Representations:

☐	Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐	Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

Annex C

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of November [●], 2021, is made by and among BM Technologies, Inc., a Delaware corporation (“BMT”), First Sound Bank, a Washington state-chartered bank (“FSB”), and the undersigned shareholder of BMT (“Shareholder”).

WHEREAS, BMT and FSB are entering into an Agreement and Plan of Reorganization and Merger, dated as of the date hereof (including all annexes, exhibits and schedules thereto, and as it may be amended, the “Merger Agreement”), pursuant to which (i) a newly organized subsidiary of FSB, FSB Intermediate Merger Subsidiary, Inc., (“Intermediate Merger Sub”) will merge with and into FSB and (ii) a newly-organized subsidiary of Intermediate Merger Sub, BMT Merger Subsidiary, Inc. will merge FSB Intermediate Merger Subsidiary, Inc., (“Intermediate Merger Sub”) with and into BMT on the terms and conditions set forth therein (the “Mergers”) and, in connection there with all outstanding shares of BMT Common Stock will be converted into the right to receive shares of FSB Common Stock in the manner set forth therein. Unless otherwise indicated, capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

WHEREAS, Shareholder owns shares of BMT Common Stock (such shares, together with all shares of capital stock, if any, subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”), and, as a result, Shareholder has a material economic interest in the consummation of the Mergers.

WHEREAS, in order to induce BMT and FSB to enter into the Merger Agreement and consummate the transactions contemplated there under including the Mergers, Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of BMT which relates to or may impact, either directly or indirectly, the Mergers or the Merger Agreement, or in connection with any written consent of the shareholders of BMT, Shareholder shall:

(a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum; and

(b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are owned of record or beneficially by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting: (i) in favor of adoption and approval of the Merger Agreement, the Mergers and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted to the shareholders for their approval or consent that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of BMT contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of Shareholder’s obligations under this Agreement.

2. Transfer of Shares.

(a)   Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, except with the prior written approval of BMT and FSB, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his or her covenants and obligations under this Agreement.

(b)   Transfer of Voting Rights. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not deposit any Shares in a voting trust or, other than this Agreement, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to BMT and FSB that the following statements are true and correct and not misleading:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d) Ownership. Except as otherwise described in Appendix A or in connection with a charitable gift or donation as contemplated by Section 2(a), the Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance. As of the date hereof, Shareholder is the beneficial and record owner of the number of shares of BMT Common Stock set forth opposite Shareholder’s name on the signature page hereto. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition, and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. Shareholder has taken all actions necessary to approve the actions contemplated by this Agreement. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4. No Solicitation. Shareholder hereby agrees that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions specified in Section 6.7(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to BMT, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of BMT Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) hereof, other than to recommend that shareholders of BMT vote in favor of the adoption and approval of the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement and as otherwise expressly permitted by this Agreement or the Merger Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than BMT with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5. Notice of Acquisition Proposals; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify BMT and FSB promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of BMT Common Stock or other securities of BMT of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will promptly (within 24 hours) advise BMT and FSB orally and in writing of the receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep BMT and FSB informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto.

6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to BMT and FSB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BMT and FSB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy of BMT and FSB for any such failure and will not oppose the granting of such relief on the basis that BMT and FSB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agree to waive any requirement for, the securing or posting of a bond in connection with BMT or FSB seeking or obtaining such equitable relief.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and terminate at the Effective Time. In the event the Mergers are not consummated and the Merger Agreement is terminated in accordance with its terms (other than as a result of a breach of this Agreement), this Agreement shall be null and void.

8. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs BMT to instruct its transfer agent, if any, to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7.

9. Confidentiality. Shareholder agrees (a) to hold any and all material non-public information regarding this Agreement, the Mergers and the Merger Agreement in strict confidence, and (b) not to divulge any material non-public information regarding this Agreement, the Mergers or the Merger Agreement to any third person, until such time as the Merger has been publicly announced by BMT and FSB, at which time Shareholder may only divulge such information as has been publicly disclosed by BMT and FSB.

10. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the prevailing party is entitled.

12. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

13. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BMT:

BM Technologies, Inc.
201 King of Prussia Road, Suite 350
Wayne, PA 19087
Attention: Luvleen Sidhu, Chief Executive Officer
Facsimile: [●]
E-mail: [●]

With a copy to:

If to FSB:

Nelson Mullins Riley & Scarborough
101 Constitution Avenue Northwest, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and E. Peter Strand
Facsimile: (646) 428 2610
E-Mail: jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

If to FSB:

First Sound Bank
925 4th Ave, No. 2350
Seattle, WA 98104
Attention: Marty A. Steele, President and CEO
Facsimile: [●]
E-mail: msteele@firstsoundbank.com

With a copy to:

Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101
Attention: [●]
Facsimile: [●]
E-mail: [●]

If to Shareholder, at the address of Shareholder appearing on the signature page of this Agreement.

14. Assignment; Binding Effect. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15. Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction. Any dispute arising under or relating to this Agreement will be litigated in the state or federal courts located in Delaware and the parties hereby consent to the exclusive jurisdiction of such courts.

16. Independent Review and Advice. Shareholder represents and warrants that Shareholder has carefully read this Agreement; that Shareholder executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which any party may have with respect to the other parties; that Shareholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Shareholder is entering into this Agreement of Shareholder’s own free will. Shareholder expressly agrees that there are no expectations contrary to this Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

17. Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18. Execution and Counterparts. Signatures sent by facsimile or electronically shall have the same force an effect as manual signed originals. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

BM TECHNOLOGIES, INC.

By:
Name:
Title:

FIRST SOUND BANK

By:
Name:
Title:

SHAREHOLDER

Name:	Number of Shares Owned
Address:

Signature Page to Support Agreement

Appendix A

Exceptions to Representations:

☐	Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐	Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

Exhibit 99.1

BM Technologies Announces Strategic Merger

with First Sound Bank

Achieves Important Milestone in the Evolution of the Company Allowing for the Expansion of its Products & Services to Better Serve Customers

Increases and Diversifies Earnings, and Creates a FinTech-driven Banking Franchise with a Long-term Sustainable Business Model

Transaction will be Discussed during the Company’s Third Quarter Earnings Call and Webcast on November 15th at 9:00am ET

RADNOR, PA, November 15, 2021 – BM Technologies, Inc. (NYSE American: BMTX) (“the Company” or “BMTX”), one of the largest digital banking platforms in the country, announced the signing of a definitive agreement to merge with First Sound Bank (OTCPK: FSWA) (“FSB”), a Seattle, Washington-based community business bank. BMTX will pay up to $7.22 in cash for each share of FSB common stock or approximately $23 million in aggregate consideration, subject to certain closing conditions and adjustments as outlined in the definitive agreement. The combined company, to be named BMTX Bank, will be a fintech-based bank focused on serving customers digitally nationwide, supported by its community banking division that is expected to continue serving the greater Seattle market. The transaction is subject to regulatory approvals and other customary closing conditions, and is expected to close in the second half of 2022.

This strategic merger is expected to be significantly accretive to the combined company’s revenue, EBITDA, and earnings trajectory over the next 1-3 years, with financial, operational, and strategic benefits materializing immediately after close and meaningfully growing as the business continues to scale. The transaction bolsters BMTX’s ability to deliver technological and customer centered innovation through a full suite of digitally-advanced banking products in a regulatory compliant, safe and sound manner.

“This is a thrilling milestone for BM Technologies and is a major step forward in executing our vision to create a disruptive FinTech bank that combines the best of financial technology with a strong and compliant FDIC-insured institution,” said Luvleen Sidhu, Chair, CEO and Founder of BM Technologies. “As one of the largest digital banking platforms in the country with approximately 2 million accounts, this merger allows BMTX to lead a new wave of financial innovation by enhancing its focus on technology, inclusion, easy-to-use products, and customer education with the mission of creating ‘customers for life’. This merger is expected to meaningfully expand our already profitable, technology focused business model and will enhance our diversified earnings, as we bring BMTX-serviced deposits onto our balance sheet and generate superior fee-based income supported by interest income economics from deploying those deposits into loans over time.”

“Looking ahead, BMTX Bank expects to add direct to consumer and small business operations, marketplace lending, robo-advisory and blockchain based payment systems to sustain our competitive advantage into the future,” Sidhu continued.

Commenting on the proposed transaction, Marty Steele, President and CEO of First Sound Bank said, “As a local bank, we remain committed to our community and are excited about the opportunity to leverage BMTX’s innovative digital banking technology, Banking-as-a-Service business model, low-cost deposit funding, and better access to the capital markets in order to scale our SBA, commercial and private banking, mortgage, and other business lines. Together we are looking forward to this partnership to create a nationwide deposit gathering and lending platform with the power to deliver an integrated customer experience at the highest level.”

The combined entity will be led by Luvleen Sidhu as Chair and CEO of BMTX Bank, who will also be directly responsible for digital banking initiatives. Marty Steele will lead the combined company’s community banking division and also serve as COO of BMTX Bank.

The company intends to gradually support the onboarding of BMTX-serviced deposits onto the balance sheet with additional capital. These onboarded deposits are expected to be deployed into earning assets, including loans that generate attractive returns, positioning the combined company for long-term sustainable success. “With developments in AI and machine learning coming to market rapidly, we intend to remain a very customer focused and innovative company with a unique strategy that cannot be easily replicated,” concluded Sidhu.

Potential strategic benefits of the merger include:

●	Creates a FinTech bank leveraging BMTX’s best-in-class and proprietary Banking-as-a-Service (“BaaS”) offerings and nationwide deposit gathering capabilities with a bank charter

●	Accelerates earnings power by supplementing fee-based income with net interest income

●	Offers new products and services over time through an expanded BaaS offering, direct to consumer initiatives, marketplace lending, personal investing and robo-advisory services and blockchain based payment systems

●	Attracts new customers and enhances customer retention through the addition of banking products and services that leverage BMTX's unique, low cost, high volume customer acquisition strategy and marketing strength

●	Enables BMTX to support other FinTechs with its banking platform

●	Enhances customer value creation and engagement by providing access to lending products and promoting better financial health by helping them manage their cash flow and savings

First Sound Bank is a locally owned, independent community bank providing commercial and private banking services to small to medium sized businesses, not-for-profit organizations, entrepreneurs, and professional service firms throughout the Puget Sound market. FSB operates through a single office location in downtown Seattle.

BM Technologies is one of America’s largest digital financial services platforms with approximately 2 million accounts. The Company focuses on millennials and underserved middle income Americans providing convenient access to a suite of financial products to its customers. BMTX’s proprietary Banking-as-a-Service business model leverages its partners’ existing customer bases to achieve low cost, high volume, customer acquisition. BMTX currently also provides disbursement services at approximately 745 college and university campuses (covering one out of every three college students in the U.S.).

Advisors

Wedbush Securities Inc. initiated the transaction and served as exclusive financial advisor to BM Technologies in connection with the transaction and Nelson Mullins Riley & Scarborough LLP served as its legal counsel. Keefe, Bruyette & Woods, A Stifel Company served as exclusive financial advisor to First Sound Bank and Keller Rohrback L.L.P. served as its legal counsel.

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WEBCAST

The company will host a live webcast to discuss the transaction and its third quarter results at 9:00am ET on Monday, November 15, 2021. The webcast can be accessed via its investor relations site (ir.bmtxinc.com) by clicking on "Events & Presentations", then "Events Calendar," and following the link under "Upcoming Events;" or directly at Q3 2021 Earnings Webcast.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms in the U.S., providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission of being “customer-obsessed” and creating “customers for life.” The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 745 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.

About First Sound Bank

First Sound Bank is a locally owned, independent community bank with approximately $150 million in assets. The company provides commercial and private banking services for small to medium sized businesses, not-for-profit organizations, entrepreneurs, and professional service firms throughout the Puget Sound market. More information can be found at www.firstsoundbank.com.

Forward Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned that there can be no assurance actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. These risks and uncertainties include, but are not limited to, general economic conditions, consumer adoption, technology and competition, the ability to enter into new partnerships, regulatory risks, risks associated with the higher education industry and financing, the operations and performance of the Company’s partners, including white-label partners, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement, the inability to satisfy closing conditions to the definitive merger agreement, including obtaining regulatory approval, the ability of FSB and BMTX to recognize the anticipated benefits of the proposed transactions, and other factors described in the section entitled “Risk Factors” and in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). The Company’s SEC filings are available publicly on the SEC website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the transactions described herein will be completed, nor can there be any assurance, if such transactions are completed, that the potential benefits of combining the companies will be realized. The description of the transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transactions, copies of which will be filed by BMTX with the SEC as an exhibit to a Current Report on Form 8-K.

Important Information about the Transactions and Where to Find It

In connection with the Transactions described herein, BMTX will file relevant materials with the SEC, including a definitive proxy statement for BMTX’s shareholders. Promptly after filing the definitive proxy statement with the SEC, BMTX will mail the proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transactions. Investors and security holders are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the transactions that BMTX will file with the SEC when they become available because they will contain important information about BMTX, FSB, and the transaction. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transactions (when they become available), and any other documents filed by BMTX with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to BM Technologies, Inc. at 201 King of Prussia Road, Suite 350, Wayne, PA 19087.

Participants in Solicitation

BMTX and FSB and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of BMTX common stock in respect of the proposed transactions. Information about BMTX’s directors and executive officers and their ownership of BMTX’s common stock is set forth in BMTX’s prospectus on Form 424B3 filed with the SEC on September 28, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Contact Information

Investors:

Bob Ramsey, CFA

Chief Financial Officer

571-236-8851

rramsey@bmtx.com

Media Inquiries:
Julie Strickland
Rubenstein Public Relations, Inc.
212-805-3062
jstrickland@rubensteinpr.com

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